Exhibit 10.3

EXECUTION COPY

FORTIS INC.

as Borrower

and

THE BANK OF NOVA SCOTIA

as Underwriter, Sole Lead Arranger and
Bookrunner and Administrative Agent

and

CANADIAN IMPERIAL BANK OF COMMERCE and

ROYAL BANK OF CANADA

as Co-Syndication Agents

and

The Several Lenders from Time to Time Parties Hereto

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 9, 2011

333 Bay Street
Suite 2400, Bay Adelaide Centre
P.O. Box 20
Toronto, Canada M5H 2T6

ARTICLE 1	INTERPRETATION	1
1.1	Defined Terms	1
1.2	Other Usages	19
1.3	Plural and Singular	20
1.4	Headings	20
1.5	Currency	20
1.6	Applicable Law	20
1.7	Time of the Essence	20
1.8	Non-Business Days	20
1.9	Consents, Approvals and Documentation	20
1.10	Amount of Credit	21
1.11	Schedules	21
1.12	Statute References	21
1.13	Paramountcy	21
1.14	GAAP	21
1.15	Extension of Credit	22
1.16	Amendment and Restatement	22

ARTICLE 2	CREDIT FACILITY	22
2.1	Establishment of Credit Facility	22
2.2	Credit Restrictions	22
2.3	Lenders’ Commitments	22
2.4	Reductions of Credit Facility	23
2.5	Termination of Credit Facility	23
2.6	Increase of Credit Facility	23

ARTICLE 3	PROVISIONS RELATING TO CREDITS	25
3.1	Types of Credit Availments	25
3.2	Funding of Loans	25
3.3	Failure of Lender to Fund Loan	25
3.4	Funding of Bankers’ Acceptances	26
3.5	BA Rate Loans	29
3.6	Inability to Fund U.S. Dollar Advances in Canada	29
3.7	Timing of Credit Availments	31
3.8	Time and Place of Payments	31
3.9	Remittance of Payments	31
3.10	Evidence of Indebtedness	32
3.11	General Provisions Relating to Letters	32
3.12	Letter of Credit Payments	36
3.13	Potential Fronting Lender Structure	37
3.14	Notice Periods	38

ARTICLE 4	DRAWDOWN	39
4.1	Drawdown	39

ARTICLE 5	ROLLOVERS	40
5.1	Bankers’ Acceptances	40

(continued)

(continued)

(continued)

Page

SCHEDULE A	INDIVIDUAL COMMITMENTS

SCHEDULE B	COMPLIANCE CERTIFICATE

SCHEDULE C	FORM OF ASSIGNMENT

SCHEDULE D	MATERIAL SUBSIDIARIES

SCHEDULE E	RESTRICTIVE AGREEMENTS

SCHEDULE F	FORM OF DRAWDOWN NOTICE

SCHEDULE G	FORM OF ROLLOVER NOTICE

SCHEDULE H	FORM OF CONVERSION NOTICE

SCHEDULE I	PRICING GRID

SCHEDULE J	INTERCORPORATE LOANS

SCHEDULE K	FORM OF LETTER OF CREDIT

SCHEDULE L	ACCORDION NOTICE

SCHEDULE M	EXISTING LETTERS

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 9, 2011 among Fortis Inc., a corporation incorporated under the laws of the Province of Newfoundland and Labrador (the “Borrower”), the lending institutions from time to time parties hereto as Lenders (each a “Lender” and, collectively, the “Lenders”) and The Bank of Nova Scotia in its capacity as administrative agent of the Lenders (the “Agent”).

WHEREAS, pursuant to an amended and restated credit agreement made as of May 12, 2005 among the Borrower, certain of the Lenders and the Agent (the “Original Credit Agreement”), such Lenders established a certain revolving/non-revolving term credit facility for general working capital purposes;

AND WHEREAS the Borrower, certain of the Lenders and the Agent amended and restated the Original Credit Agreement pursuant to an amended and restated credit agreement dated as of May 12, 2005, as amended by a first amending agreement made as of August 22, 2005, a second amending agreement made as of May 24, 2006, a third amending agreement made as of July 12, 2006, a fourth amending agreement made as of March 19, 2007, a fifth amending agreement made as of May 14, 2007 and a sixth amending agreement made as of December 1, 2008 (collectively, the “Existing Credit Agreement”);

AND WHEREAS the parties hereto wish to amend and restate the Existing Credit Agreement as follows;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Defined Terms

The following defined terms shall for all purposes of this Agreement, or any amendment, substitute, supplement, replacement, addition or schedule hereto, have the following respective meanings unless the context otherwise specifies or requires or unless otherwise defined herein:

“Accordion Notice” shall have the meaning ascribed thereto in Section 2.6(a).

“Affiliate” shall have the meaning ascribed to the term “affiliate” in the CBCA in effect on the date hereof.

“Agreement” shall mean this Credit Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Alternate Base Rate Canada” means, at any particular time, the greater of (a) the Base Rate Canada at such time and (b) the Federal Funds Effective Rate at such time plus ½ of 1% per annum.

“Applicable Margin” means, at any particular time, the applicable interest rate margin or fee rate, as the case may be, expressed as a percentage per annum which are in effect at such time based upon the Pricing Rating at such time as set forth in the table in Schedule I hereto, with changes thereto to be effective in the manner set forth in Section 7.8.  Notwithstanding the foregoing, for so long as an Event of Default has occurred and is continuing, the Applicable Margin with respect to Prime Rate Loans and Base Rate Canada Loans shall be 2.00% per annum.

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law.

“Available Credit” means, as at a particular date, the amount, if any, by which the amount of the Credit Facility as at the close of business on such date exceeds the amount of credit outstanding under the Credit Facility as at the close of business on such date.

“BA Discount Rate” shall mean:

(a)                                 with respect to an issue of Bankers’ Acceptances with a particular maturity date to be accepted by a Schedule I Lender hereunder, the CDOR Rate at or about 10:00 a.m. (Toronto time) on the date of issuance and acceptance of such Bankers’ Acceptance for bankers’ acceptances having a comparable face value and an identical maturity date to the face value and maturity date of such issue of Bankers’ Acceptances;

(b)                                 with respect to an issue of Bankers’ Acceptances with a particular maturity date to be accepted by a Schedule II Lender or a Schedule III Lender hereunder, the lesser of:

(i)                                     the annual interest rate equivalent to the arithmetic average of the discount rates of the Non-Schedule I Reference Lenders determined by them in accordance with their normal practice at or about 10:00 a.m. (Toronto time) on the date of issue and acceptance of such Bankers’ Acceptances for bankers’ acceptances having a comparable face value and an identical maturity date to the face value and maturity date of such Bankers’ Acceptances; and

(ii)                                  the CDOR Rate plus 0.1% per annum at or about 10:00 a.m. (Toronto time) on the date of issue and acceptance of such Bankers’ Acceptances for bankers’ acceptances having a comparable face value and an identical maturity date to the face value and maturity date of such Bankers’ Acceptances; and

(c)                                  with respect to a BA Rate Loan with a particular maturity date to be advanced by a Lender, the CDOR Rate plus 0.1% per annum at or about 10:00 a.m. (Toronto time) on the date of advance of such BA Rate Loan for bankers’ acceptances having comparable face value and an identical maturity date to the principal amount and maturity date of such BA Rate Loan.

“BA Discounted Proceeds” means, in respect of any Bankers’ Acceptances to be accepted by a Lender on any day, an amount (rounded to the nearest whole cent and with one-half of one cent being rounded up) calculated on such day by multiplying:

(a)                                 the aggregate face amount of such Bankers’ Acceptances; by

(b)                                 the price, where the price is determined by dividing one by the sum of one plus the product of:

(i)                                     the BA Discount Rate which is applicable to such Bankers’ Acceptance (expressed as a decimal); and

(ii)                                  a fraction, the numerator of which is the number of days remaining in the term of such Bankers’ Acceptances and the denominator of which is 365;

with the price as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up.

“BA Gross Proceeds” means, with respect to particular Bankers’ Acceptances:

(a)                                 if the Borrower has elected that such Bankers’ Acceptances be purchased by the Lenders accepting them, the aggregate BA Discounted Proceeds with respect thereto; or

(b)                                 if the Borrower has elected that such Bankers’ Acceptances be purchased by someone other than the Lenders accepting them, the aggregate purchase price therefor.

“BA Net Proceeds” means, with respect to a particular Bankers’ Acceptance, the BA Gross Proceeds with respect thereto less the amount of the acceptance fees in respect of such Bankers’ Acceptance calculated in accordance with Section 7.5.

“BA Rate Loan” shall have the meaning ascribed thereto in Section 3.5.

“Bankers’ Acceptance” means (x) a depository bill under the Depository Bills and Notes Act (Canada) or (y) a bill of exchange under the Bills of Exchange Act (Canada), in either case (a) drawn by the Borrower and accepted by a Lender, (b) denominated in Canadian dollars, (c) having a term of one, two, three or six months (subject to availability and subject to the right of the Agent, in its discretion, to restrict the term or maturity dates applicable to Bankers’ Acceptances) and (d) issued and payable only in Canada.

“Base Rate Canada” means the variable rate of interest per annum equal to the rate of interest determined by the Agent from time to time as its base rate for United States dollar loans made by the Agent in Canada from time to time, being a variable per annum reference rate of interest adjusted automatically upon change by the Agent, calculated on the basis of a year of 365 days.

“Base Rate Canada Loan” means monies lent by the Lenders to the Borrower in United States dollars and upon which interest accrues at a rate referable to the Alternate Base Rate Canada.

“Borrower Obligations” means all present and future indebtedness, liabilities and obligations, direct or indirect, matured or contingent, of the Borrower to the Lenders, the Agent or any of them under the Loan Documents.

“Branch of Account” means the Wholesale Banking Operations of The Bank of Nova Scotia located at 720 King Street West, 2nd Floor, Toronto, Ontario, or such other branch of the Agent located in Canada as the Borrower and the Agent may agree upon.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in any of Toronto, Ontario, Halifax, Nova Scotia and St. John’s, Newfoundland and Labrador are authorized or required by Law to remain closed and, when used in respect of LIBOR Loans, means any day that is not a Saturday, Sunday or other day on which commercial banks in any of Toronto, Ontario, Halifax, Nova Scotia, St. John’s, Newfoundland and Labrador, New York, New York and London, England are authorized or required by Law to remain closed or on which transactions cannot be carried out in the London interbank market.

“Canadian Dollar Equivalent” means the Exchange Equivalent in Canadian dollars of any amount of United States dollars.

“Canadian Qualified Lender” means a Lender which (i) is not a “non-resident” within the meaning of the Tax Act, or (ii) is an “authorized foreign bank” within the meaning of the Tax Act, but only in respect of an amount payable with respect to any outstanding credit or portion thereof that is paid or credited in respect of its “Canadian banking business” within the meaning of the Tax Act.

“Capital Adequacy Guideline” means Guideline A of the Office of the Superintendent of Financial Institutions Canada dated October, 1995 with respect to capital adequacy requirements of Canadian banks, as from time to time amended, revised or reissued.

“CBCA” means the Canada Business Corporations Act.

“CDOR Rate” shall mean, as of any day with respect to an issue of Bankers’ Acceptances or a BA Rate Loan with a particular maturity date, the average interest rate equal to:

(a)                                 the average of the rates for Canadian dollar bankers’ acceptances quoted at approximately 10:00 a.m. (Toronto time) on such day on the Reuters Monitor Money Rates Service, CDOR page “Canadian Interbank Bid BA Rates”; and

(b)                                 if such rate is not available on such day, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. (Toronto time) on such day at which the Agent is then offering to purchase Canadian dollar bankers’ acceptances with an identical maturity date accepted by it.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or combination of Persons acting jointly or in concert with each other, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated, or (c) the acquisition of direct or indirect Control of the Borrower by any Person or combination of Persons acting jointly or in concert with each other.

“Companies” means the Borrower and the Material Subsidiaries.

“Consolidated Capitalization” means, on any date, an amount equal to Consolidated Debt on such date plus the aggregate of Consolidated Shareholders’ Equity on such date and Preferred Equity on such date.

“Consolidated Debt” means, on any date, an amount equal to the aggregate of all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries on such date, determined in accordance with GAAP on a consolidated basis, plus the redemption amount of all shares of the Borrower which are retractable or redeemable at the option of the holder on such date.  For certainty, Preferred Equity shall not be included in the calculation of Consolidated Debt.

“Consolidated Debt to Consolidated Capitalization Ratio” means, on any date, the ratio of Consolidated Debt on such date to Consolidated Capitalization on such date.

“Consolidated Shareholders’ Equity” means, on any date, the consolidated shareholders’ equity of the Borrower on such date, determined in accordance with GAAP.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or the policies of such

Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Notice” shall have the meaning ascribed thereto in Section 6.4.

“Credit Excess” means, as at a particular date, the amount, if any, by which the amount of credit outstanding under the Credit Facility as at the close of business on such date exceeds the amount of the Credit Facility as at the close of business on such date.

“Credit Facility” means the revolving term credit facility established by the Lenders in favour of the Borrower pursuant to Section 2.1.

“DBRS” means DBRS Limited or any successor by merger or consolidation to its business.

“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Designated Account” means, with respect to transactions in a particular currency under the Credit Facility, an account of the Borrower maintained by the Agent at the Branch of Account for the purposes of transactions in such currency under the Credit Facility.

“$” denotes Canadian dollars, unless otherwise referenced.

“Draft” means any draft, bill of exchange, receipt, acceptance, demand or other request for payment drawn or issued under or in respect of a Letter.

“Drawdown Notice” shall have the meaning ascribed thereto in Section 4.1.

“Environmental Laws” means all Laws relating in any way to the protection of the environment, the preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Event of Default” shall have the meaning ascribed thereto in Section 13.1.

“Exchange Equivalent” means, as of any particular date, with reference to any amount (the “original amount”) expressed in Canadian dollars or United States dollars (the

“original currency”), the amount expressed in the other currency which would be required to buy the original amount of the original currency using the noon spot rate quoted by the Agent for such date and for comparable amounts of such original currency.

“Existing Lenders” means The Bank of Nova Scotia, Canadian Imperial Bank of Commerce, Royal Bank of Canada, Bank of Montreal, The Toronto-Dominion Bank, HSBC Bank Canada and National Bank of Canada and “Existing Lender” means any of the Existing Lenders.

“Existing Letters” means the Letters described in Part I of Schedule M.

“Federal Funds Effective Rate” means, for any particular day, the variable rate of interest per annum, calculated on the basis of a year of 360 days and for the actual number of days elapsed, equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, for any Business Day on which such rate is not so published by the Federal Reserve Bank of New York, from three Federal Funds brokers of recognized standing selected by the Agent.

“Fee Letter” means the fee letter dated May 12, 2005 made between the Borrower and the Agent, as the same may be amended, modified, supplemented or replaced from time to time.

“Financial Letters” means standby letters of credit or other equivalent instruments issued by the Agent, for the account of the Lenders, or, if applicable, by the Fronting Lender, in each case acting on the request and on the credit of the Borrower, which serve as financial guarantees to stand behind or back the financial obligations of the Borrower and to satisfy those obligations should the Borrower fail to do so, and which are treated as direct credit substitutes for the purposes of the Capital Adequacy Guideline.

“Financial Officer” means the Executive Vice-President; Senior Vice-President, Finance; Vice-President, Finance and Chief Financial Officer; Senior Vice-President, Controller; Vice-President, Treasurer; Vice-President, Financial Control or other officers of the Borrower having similar responsibilities from time to time.

“Fiscal Quarter” means any of the three-month fiscal periods of the Borrower ending on or about the last day of March, June, September and December in each year.

“Fiscal Year” means any of the twelve-month fiscal periods of the Borrower ending on or about the last day of December in each year.

“FortisAlberta” means FortisAlberta Inc., a corporation incorporated pursuant to the laws of the Province of Alberta.

“FortisBC” means FortisBC Inc., a corporation incorporated pursuant to the laws of the Province of British Columbia.

“FortisOntario” means FortisOntario Inc., a corporation incorporated pursuant to the laws of the Province of Ontario.

“Fortis Properties” means Fortis Properties Corporation, a corporation incorporated pursuant to the laws of the Province of Newfoundland and Labrador.

“FortisWest” means FortisWest Inc., a corporation incorporated pursuant to the laws of Canada.

“FortisWest Transaction” means, collectively, the intercorporate transactions completed on May 31, 2004 in connection with the acquisition of FortisAlberta and FortisBC and subsequent intercorporate transactions completed or to be completed in 2005, 2008 and 2009 involving, among other things, the following:

(a)                                 the onlending by the Borrower in 2004 of $200,000,000 of the proceeds of the credit agreement obtained by the Borrower in connection with the acquisition of FortisAlberta and FortisBC, $130,000,000 to FortisOntario and $70,000,000 to Fortis Properties, the subsequent on-lending by the Borrower in 2005 of $80,000,000 to Fortis Properties, the subsequent loan by the Borrower to FortisBC Holdings Inc. in 2008 of $150,000,000, and the subsequent loan by the Borrower to Fortis Properties in 2009 of  up to $150,000,000 which intercompany loans are evidenced by intercompany notes issued by each of FortisOntario, Fortis Properties and FortisBC Holdings Inc. to the Borrower;

(b)                                 the subscription in 2004 by FortisOntario and Fortis Properties for $130,000,000 and $70,000,000, respectively, of preferred shares of FortisWest, the subscription in 2005 by Fortis Properties for $80,000,000 of preferred shares of FortisWest, the subscription in 2008 by FortisBC Holdings Inc. for $150,000,000 of preferred shares of FortisWest, and the subscription in 2008 by Fortis Properties for up to $150,000,000 of preferred shares of FortisWest;

(c)                                  the pledge by each of FortisOntario, Fortis Properties and FortisBC Holdings Inc. to the Borrower of the preferred shares of FortisWest held by each of them and the grant of a security interest by each of FortisOntario, Fortis Properties and FortisBC Holdings Inc. to the Borrower in the preferred shares of FortisWest held by each of them and all present and future dividends, distributions and proceeds in respect thereof;

(d)                                 the irrevocable authorization and direction by each of FortisOntario, Fortis Properties and FortisBC Holdings Inc. to FortisWest to pay to the Borrower that percentage of all dividends on the preferred shares of FortisWest held by each of them which is equal to the interest payable by each of them to the Borrower under the intercorporate loans;

(e)                                  the aggregate subscription by FortisWest, with the proceeds from the issuance of the preferred shares of FortisWest in 2004, for $130,000,000 of common shares of Fortis Alberta Holdings Inc. and $70,000,000 of common shares of Fortis Pacific Holdings Inc.;

(f)                                   the payment by Fortis Alberta Holdings Inc. to Aquila Networks Canada Ltd. of an aggregate of $130,000,000 of the 2004 subscription proceeds referred to in paragraph (e) in connection with the acquisition of FortisAlberta;

(g)                                  the payment by Fortis Pacific Holdings Inc. to Aquila Networks British Columbia Ltd. of an aggregate of $70,000,000 of the 2004 subscription proceeds referred to in paragraph (e) in connection with the acquisition of FortisBC;

(h)                                 the loan by FortisWest to the Borrower of an aggregate of $80,000,000 from the 2005 subscription proceeds from the issue of preferred shares to Fortis Properties, which loan will be evidenced by an intercompany note issued by the Borrower to FortisWest; and

(i)                                     the application by FortisWest of the proceeds from the issuance of the preferred shares of FortisWest to FortisBC Holdings Inc. and Fortis Properties in 2008 and 2009 (i) to repay loans previously made to FortisWest by the Borrower, (ii) to subscribe for common shares of Fortis Alberta Holdings Inc. which in turn subscribes for common shares of FortisAlberta Inc., (iii) to subscribe for common shares of Fortis Pacific Holdings Inc. which in turn subscribes for common shares of FortisBC Inc. from time to time, and (iv) pending such subscriptions for shares of Fortis Alberta Holdings Inc. and Fortis Pacific Holdings Inc., to make interest free demand loans to the Borrower.

“Fronting Lender” shall have the meaning ascribed thereto in Section 3.13(a).

“GAAP”, with respect to the Borrower, means generally accepted accounting principles (including International Financial Reporting Standards, as applicable) in effect from time to time, at the option of the Borrower, in Canada or in the United States of America, and with respect to another Company, means generally accepted accounting principles applied on a consistent basis in the jurisdiction under whose laws such Person is incorporated or, at the option of such Company, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) in effect from time to time in Canada or in the United States of America.

“Governmental Authority” means the Government of Canada, any other nation or any political subdivision thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of the Person guaranteeing or having the economic effect of guaranteeing any Indebtedness for Borrowed Money of any other Person.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including without limitation, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness for Borrowed Money” of any Person includes, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes, letters of credit or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all capital lease obligations of such Person, (e) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, letters of credit and letters of guarantee, and (f) all Guarantees by such Person of Indebtedness for Borrowed Money of others in each case determined in accordance with GAAP; provided that, for greater certainty, trade payables do not constitute Indebtedness for Borrowed Money.

“Individual Commitment” means, with respect to a particular Lender and the Credit Facility, the amount set forth in Schedule A attached hereto, as reduced or amended from time to time pursuant to Sections 2.4, 8.3 and 15.6, as the individual commitment of such Lender under the Credit Facility, provided that, upon the termination of the Credit Facility pursuant to Section 2.5, the Individual Commitment of each Lender shall thereafter be equal to the amount of outstanding credit extended to the Borrower by such Lender under the Credit Facility immediately prior to the termination of the Credit Facility.

“Interest Period” means, in the case of any LIBOR Loan, the applicable period for which interest on such LIBOR Loan shall be calculated in accordance with Article 7 of this Agreement.

“Issuance Date” means, with respect to a particular Letter, the date of issuance of such Letter pursuant to this Agreement.

“Laws” means all federal, provincial, municipal, foreign and international statutes, codes, ordinances, decrees, treaties, rules, regulations, guidelines, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, directives, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used; and “Law” means any one or more of the foregoing.

“L/C Disbursement” means any payment by a Lender under a Letter plus all taxes, fees, charges and other costs and expenses incurred in connection with such payment.

“Letter” means a Financial Letter or Performance Letter denominated in Canadian or United States dollars and in form satisfactory to the Agent, for the account of the Lenders, or, if applicable, the Fronting Lender, in each case for a term not exceeding one year (unless otherwise consented to by the Lenders).

“LIBOR” means the rate of interest per annum, calculated on the basis of a year of 360 days, determined by the Agent for a particular Interest Period to be the rate of interest per annum that appears as such on the Telerate Screen Page 3750 at 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Interest Period.

“LIBOR Loan” means monies lent by the Lenders to the Borrower in United States dollars and upon which interest accrues at a rate referable to LIBOR.

“Lien” means, with respect to any property or asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest, adverse claim or defect of title in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security.

“Loan Documents” means this Agreement, the Fee Letter and all other documents, instruments and agreements executed and delivered by the Borrower in favour of the Agent, the Lenders or any of them in connection with this Agreement.

“Loans” means Prime Rate Loans, BA Rate Loans, Base Rate Canada Loans and LIBOR Loans.

“Major Credit Rating Agencies” means S&P, Moody’s and DBRS.

“Majority Lenders” means, at any particular time, such group of Lenders whose Individual Commitments aggregate at least 51% of the aggregate of the Individual Commitments of all the Lenders at such time.

“Material Adverse Change” means, in respect of the Borrower and its Subsidiaries, considered on a consolidated basis, any change having a material adverse effect on:

(a)                                 the business, assets, liabilities, operations, results of operations or condition (financial or other) of the Borrower and its Subsidiaries taken as a whole or which would reasonably be expected to result in an impairment of the ability of the Borrower to perform any of the Borrower Obligations; or

(b)                                 the validity or enforceability of any of the Loan Documents or the rights and remedies of the Agent, the Lenders or any of them thereunder,

as determined by the Majority Lenders, acting reasonably.

“Material Subsidiary” means, at any time, each Subsidiary of the Borrower for which (i) the Borrower’s shares of such Subsidiary’s equity therein exceeds 10% of the shareholders’ equity of the Borrower at such time, or (ii) the amount of the Borrower’s share of such Subsidiary’s total assets therein exceeds 10% of the total assets of the Borrower at such time, provided that any Company that was a Material Subsidiary as at the date of this Agreement shall continue to be deemed a Material Subsidiary until such time that (i) the Borrower’s share of such Subsidiary’s equity is less than 5% of the shareholders’ equity of the Borrower and (ii) the amount of the Borrower’s share of such Subsidiary’s total assets therein is less than 5% of the total assets of the Borrower.

“Maturity Date” means July 30, 2015, as the same may be extended pursuant to Section 9.1A.

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“New Lenders” means Bank of America, N.A. Canada Branch, Bank of Tokyo-Mitsubishi UFJ (Canada) and Morgan Stanley Bank, N.A.

“Non-Schedule I Reference Lenders” means up to two Schedule II Lenders and Schedule III Lenders designated as such by the Agent and the Borrower.

“Order” means an order, judgment, injunction or such other determination of a Governmental Authority restricting payment by a Lender under and in accordance with a Letter or extending a Lender’s liability under a Letter beyond the expiration date stated therein.

“Performance Letters” means performance standby letters of credit, performance bonds, bid bonds or other equivalent instruments issued by the Agent, for the account of the Lenders, or, if applicable, by the Fronting Lender, in each case acting on the request  and on the credit of the Borrower, which serve as guarantees that support or back the Borrower’s particular performance obligations (but specifically excluding financial obligations) and which are treated as transaction-related contingencies for the purposes of the Capital Adequacy Guideline.

“Permitted Liens” means, as of any particular time, any of the following Liens, privileges, charges, encumbrances or other rights:

(a)                                 Liens or privileges for Taxes, rates, assessments or governmental charges or levies which are not due or delinquent or which are due and delinquent but the validity of which is being contested in good faith by appropriate action promptly initiated and diligently conducted and do not in the aggregate materially adversely affect the Borrower’s financial condition or operations;

(b)                                 Liens for the excess of the amount of any past due Taxes for which a final assessment has not been received over the amount of such Taxes as estimated and paid by the Borrower acting prudently and reasonably;

(c)                                  undetermined or inchoate liens, including statutory Liens, arising or potentially arising which have not at the time been filed or registered in accordance with applicable Law or Environmental Law or served upon the Borrower or which, although filed and registered, relate to obligations not due or delinquent the validity of which is being contested in good faith by appropriate action promptly initiated and diligently conducted and do not in the aggregate materially adversely affect the Borrower’s financial condition or operations;

(d)                                 easements, rights of way, servitudes, licences, zoning or other similar rights in real property (including easements, rights of way and servitudes for sewers, drains, steam, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph lines and other forms of communication, conduits, poles, wires or other incidental equipment) granted to or reserved or taken by other Persons which will not in the aggregate materially adversely affect the use of the property for the purposes for which it is held by the Borrower and mortgages of and other Liens against the said easements, rights of way, servitudes, licences, zoning or other similar rights in real property;

(e)                                  the rights reserved to or vested in municipalities or governmental or other public authorities or agencies by statutory provisions or by the terms of leases, licences, franchises, grants or permits, which affect any land, to terminate the leases, licences, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;

(f)                                   reservations, limitations, conditions, exceptions and provisos in any original grants from the Crown of any land or interest therein, statutory exceptions to title, and reservations of mineral rights (including coal, oil and natural gas) in any grants from the Crown or from any other predecessors in title;

(g)                                  security given to public utilities or to any municipalities or governmental or other public authorities when required by the utility, municipality,

                                                governmental or other public authority in connection with the supply of services or utilities to the Borrower;

(h)                                 Liens and privileges arising out of claims filed, judgments or awards with respect to which (i) the validity of which is being contested in good faith by appropriate action promptly initiated and diligently conducted and do not in the aggregate materially adversely affect the Borrower’s financial condition or operations or (ii) an appeal or proceeding for review is being prosecuted in good faith and with respect to which there shall have been secured a stay of execution pending the appeal or proceeding for review or for which security acceptable to the Agent has been posted by the Borrower;

(i)                                     Liens or deposits in connection with bids, tenders, contracts or expropriation proceedings of the Borrower or to secure utilities, workers’ compensation, unemployment insurance or other similar statutory assessments, pension or post retirement benefits or to secure costs of litigation when required by Law, and surety or appeal bonds in connection with such litigation;

(j)                                    warehouseman’s, carriers’ or other similar common law Liens or privileges, where the action to enforce the same has not proceeded to final judgment, is being defended in good faith by the Borrower and in respect of which it shall have set aside on its books reserves required in accordance with GAAP;

(k)                                 any other Liens or privileges or other title irregularities, encroachments or encumbrances of a nature similar to the foregoing which are of a minor nature and will not in the aggregate materially and adversely affect the use of the property for the purposes for which it is held by the Borrower;

(l)                                     deposits of cash or securities (i) posted in the ordinary course of business other than in relation to Indebtedness for Borrowed Money or (ii) in connection with any Liens referred to in paragraphs (a), (c) and (h) above;

(m)                             assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in or exercised under any lease for rent or compliance with the terms of such lease;

(n)                                 mechanics’, workers’, repairers’ or other like possessory Liens, arising in the ordinary course of business for amounts the payment of which is either not delinquent or is being contested in good faith by appropriate proceedings;

(o)                                 subject to paragraph (w), Liens on personal property created, issued or assumed to secure any indebtedness and any replacement or renewal thereof, in respect of conditional sales contracts, hire-purchase agreements, chattel mortgages, title retention agreements and leases in the nature of title retention agreements and other similar instruments containing or creating Liens upon any personal property owned by the Borrower to secure the purchase price of such property or the repayment of money borrowed to pay such purchase price or any vendor’s lien or privilege on such property securing the whole or any part of such purchase price;

(p)                                 subject to paragraph (w), Liens in connection with indebtedness in respect of services rendered or to be rendered or goods or products provided or to be provided to the Borrower, including rent and other payments under leases, contracts, hire-purchase agreements and agreements for sale;

(q)                                 plans of subdivision, site plans, municipal agreements or restrictive covenants affecting the use to which lands may be put, provided that such covenants are complied with and do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of the Borrower;

(r)                                    rights and interests created by notice registered by any Department of Highways or similar authorities with respect to proposed highways and which do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of the Borrower;

(s)                                   zoning and building laws and ordinances, municipal by-laws (including site specific by-laws) and regulations;

(t)                                    certificates of pending litigation that may be registered against any real property or interests therein of the Borrower in respect of any action or proceeding against the Borrower or in which it is a defendant, but with respect to which action or proceeding no judgment, award or attachment against the Borrower has been granted or made and which the Borrower is defending in good faith and in respect of which the Borrower has posted security satisfactory to the Agent, acting reasonably;

(u)                                 the granting by the Borrower in the ordinary course of its business of any lease, sub-lease, tenancy or right of occupancy to any Person in respect of property owned or leased by the Borrower;

(v)                                 subject to paragraph (w), Purchase Money Security Interests;

(w)                               any other Liens which secure indebtedness or other obligations, provided that the aggregate indebtedness or other obligations secured by all Liens contemplated by this paragraph (w), together with all Liens contemplated by paragraphs (o), (p) and (v) above, shall not exceed $50,000,000 at any time;

(x)                                 any Lien granted by the Borrower with the prior written consent of the Majority Lenders;

(y)                                 the shareholders’ agreement made among the Borrower, Fortis Energy (Bermuda) Ltd., International Power Holdings Ltd. and certain other parties, as such agreement may be amended, restated, supplemented, varied or replaced from time to time, provided that the Borrower has not granted a security interest in respect of the securities owned by it which are subject to any such agreement (including, for greater certainty, the current form of such agreement);

(z)                                  the standstill agreement made between the Borrower, Fortis Energy (Bermuda) Ltd. and Caribbean Utilities Company, Ltd., as such agreement may be amended, restated, supplemented, varied or replaced from time to time, provided that the Borrower has not granted a security interest in respect of the securities owned by it which are subject to any such agreement (including, for greater certainty, the current form of such agreement);

(aa)                          the amended and restated partnership agreement amongst the Borrower, Waneta Expansion General Partner Ltd., CPC Waneta Holdings Ltd. and CBT Waneta Expansion Power Corp., as such agreement may be further amended, restated, supplemented, varied or replaced from time to time, provided that the Borrower has not granted a security interest in respect of the securities owned by it which are subject to any such agreement (including, for greater certainty, the current form of such agreement);

(bb)                          any netting agreement, defeasance agreement or reciprocal fee arrangement and any other arrangement having the effect of providing security, in each case that was in existence on the date hereof; and

(cc)                            any other Liens which, as of the date of this Agreement, is, in the case of land comprising the land rights which are held by way of fee simple estate, registered against the title to those lands or, in the case of the other land rights, registered in priority to the land rights where the foregoing would not reasonably be expected to in the aggregate materially adversely affect the Borrower’s financial condition or operations.

“Person” includes any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Preferred Equity” means, on any date, the amount of any convertible or exchangeable preferred shares of the Borrower which are convertible into equity of the Borrower and which are not retractable or redeemable for cash at the option of the holder on such date, as reflected on the Borrower’s most recent balance sheet.

“Pricing Rating” means, as of any date, the highest Rating of the Borrower as at such date; provided, however, if at such time there are two or more Ratings of the Borrower and there is more than one tier difference between the two highest Ratings, the Applicable Margin shall be the Rating which is one tier above the lower of such two Ratings.

“Prime Rate” means the greater of (i) the variable rate of interest per annum equal to the rate of interest determined by the Agent from time to time as its prime rate for Canadian dollar loans made by the Agent in Canada from time to time, being a variable per annum reference rate of interest adjusted automatically upon change by the Agent, calculated on the basis of a year of 365 days or 366 days in the case of  a leap year and (ii) the sum of (a) the CDOR Rate for a one-month term, and (b) ½ of 1% per annum.

“Prime Rate Loan” means monies lent by the Lenders to the Borrower hereunder in Canadian dollars and upon which interest accrues at a rate referable to the Prime Rate.

“Pro Rata Share” means, at any particular time with respect to a particular Lender, the ratio of the Individual Commitment of such Lender at such time to the aggregate of the Individual Commitments of all of the Lenders at such time.

“Purchase Money Obligation” means any Indebtedness for Borrowed Money, assumed as part of, or issued or incurred to provide funds to pay, in whole or in part, the purchase price, which shall be deemed to include any cost of installation, of movable or immovable property acquired before or after the date of this Agreement.  In the case of property so acquired, the purchase price shall be deemed to include expenditures made for any repairs or alterations, construction, development or improvements performed thereon or added thereto within a period of 12 months after the acquisition thereof.

“Purchase Money Security Interest” means any Lien on a property or asset created, issued or assumed to secure the purchase price giving rise to the Purchase Money Obligation in respect of such property or asset and includes any extension, renewal or refunding thereof so long as the principal amount outstanding on the date of such extension, renewal or refunding is not increased; provided, however, that such encumbrance does not exceed the purchase price giving rise to the Purchase Money Obligation and is limited to the property acquired in connection with the assumption, issuance or incurring of such Purchase Money Obligation and is created, issued or assumed concurrently with or within 180 days following the acquisition of such property, except in the case of property on which repairs or alterations, construction, development or improvements are performed or added after the acquisition thereof, in which case the same shall be created or issued within a period of 180 days after the acquisition of such property.

“Rating” means, with respect to a particular Major Credit Rating Agency at a particular time, the rating ascribed by such Major Credit Rating Agency to the senior unsecured debt of the Borrower at such time.

“RBC Demand Overdraft Facility” means the credit agreement made as of January 17, 2005 between the Borrower and Royal Bank of Canada and pursuant to which a Cdn.

$15,000,000 demand overdraft facility was established, as the same may be amended, modified, supplemented or replaced from time to time.

“Responsible Officer” means, with respect to any corporation, the chairman, the president, any vice president, the secretary, the chief executive officer or the chief operating officer, and, in respect of financial or accounting matters, any Financial Officer of such corporation; unless otherwise specified, all references herein to a Responsible Officer mean a Responsible Officer of the Borrower.

“Restricted Payment” means, with respect to any Person, any payment by such Person (i) of any dividends, other than stock dividends, on any shares of its capital, (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of its capital or any warrants, options or rights to acquire any such shares, or the making by such Person of any other distribution in respect of any shares of its capital, or (iii) of any principal of or interest or premium on or of any indebtedness of such Person ranking in right of payment subordinate to any liability of such Person under the Loan Documents, or the payment of any amount in respect of a sinking or analogous fund or defeasance fund for any such indebtedness.

“Reversion Mechanics” means:

(a)                                 the acceleration by the Borrower of the intercompany notes referred to in paragraph (a) of the definition of FortisWest Transaction and its foreclosure on the preferred shares of FortisWest held by each of FortisOntario, Fortis Properties and FortisBC Holdings Inc.; or

(b)                                 the redemption by FortisWest of the preferred shares of FortisWest held by FortisOntario, Fortis Properties and FortisBC Holdings Inc. in consideration for the assumption by FortisWest of the intercompany notes referred to in paragraph (a) of the definition of FortisWest Transaction.

“Rollover Notice” shall have the meaning ascribed thereto in Section 5.3.

“Schedule I Lenders” shall mean, at any time, the Lenders that are listed in Schedule I to the Bank Act (Canada) at such time.

“Schedule II Lenders” shall mean, at any time, the Lenders that are listed in Schedule II to the Bank Act (Canada) at such time.

“Schedule III Lenders” shall mean, at any time, the Lenders that are listed in Schedule III to the Bank Act (Canada) at such time.

“S&P” means Standard & Poor’s Rating Service or any successor by merger or consolidation to its business.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated (except where such consolidation is due solely to the application of the variable interest entity or special purpose entity rules of GAAP) with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time, and regulations promulgated thereunder.

“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed, levied, collected, withheld or assessed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

“Threshold Amount” means, at any particular time, the greater of (x) 5% of the unconsolidated shareholders’ equity of the Borrower (determined in accordance with GAAP) at such time and (y) $50,000,000.

“U.S. Dollar Equivalent” means the Exchange Equivalent in United States dollars of any amount of Canadian dollars.

“Walden Group” means West Kootenay Power Ltd., ESI Power-Walden Corp., Kootenay River Power Corporation  and Walden Power Partnership.

“Walden Indebtedness” means the indebtedness of no more than $2,500,000 principal amount owing by Walden Power Partnership under a loan agreement dated October 15, 1993 and made among Walden Power Partnership (in which FortisBC has a general partnership interest), as borrower, ESI Power-Walden Corporation, West Kootenay Power Ltd. (formerly called 413569 British Columbia Ltd.) and The Mutual Life Assurance Company of Canada, as lender (replaced by Sun Life Assurance Company of Canada).

1.2                                                                               Other Usages

References to “this Agreement”, “the agreement”, “hereof”, “herein”, “hereto” and like references refer to this Credit Agreement and not to any particular Article, Section or other subdivision of this Agreement.  Any references herein to any agreements or documents shall mean such agreements or documents as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

1.3                                                                               Plural and Singular

Where the context so requires, words importing the singular number shall include the plural and vice versa.

1.4                                                                               Headings

The division of this Agreement into Articles and Sections and the insertion of headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.5                                                                               Currency

Unless otherwise specified herein, all statements of or references to dollar amounts in this Agreement shall mean lawful money of Canada.

1.6                                                                               Applicable Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.  Any legal action or proceeding with respect to this Agreement may be brought in the courts of the Province of Ontario and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.  Nothing herein shall limit the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

1.7                                                                               Time of the Essence

Time shall in all respects be of the essence of this Agreement.

1.8                                                                               Non-Business Days

Subject to Section 7.4(c), whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day and, in the case of the payment of any amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.

1.9                                                                               Consents, Approvals and Documentation

Whenever the consent or approval of a party hereto is required in a particular circumstance, unless otherwise expressly provided for herein, such consent or approval shall not be unreasonably withheld or delayed by such party.

1.10                                                                        Amount of Credit

Any reference herein to the amount of credit outstanding under the Credit Facility shall mean, at any particular time:

(a)                                 in the case of a Prime Rate Loan or a BA Rate Loan, the principal amount thereof at such time;

(b)                                 in the case of a Bankers’ Acceptance, the face amount thereof at such time;

(c)                                  in the case of a LIBOR Loan or a Base Rate Canada Loan, the Canadian Dollar Equivalent of the principal amount thereof;

(d)                                 in the case of a Letter denominated in Canadian dollars, the aggregate contingent liability of the Lenders thereunder; and

(e)                                  in the case of a Letter denominated in United States dollars, the Canadian Dollar Equivalent of the aggregate contingent liability of the Lenders thereunder.

1.11                                                                        Schedules

Each and every one of the schedules which is referred to in this Agreement and attached to this Agreement shall form a part of this Agreement.

1.12                                                                        Statute References

Any reference in this Agreement to any statute or any Section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or Section as amended, restated or re-enacted from time to time.

1.13                                                                        Paramountcy

In the event of any conflict or inconsistency between a particular provision of any other Loan Document and a particular provision of this Agreement and to the extent said provision of such other Loan Document purports to impose obligations on the Borrower that are more onerous than the said provision of this Agreement, then the said provision of this Agreement shall prevail and be paramount.

1.14                                                                        GAAP

Any references in this Agreement to GAAP “consistently applied” shall be deemed to be qualified, to the extent necessary, to changes in application as a result of any transition from generally accepted accounting principles in Canada to generally accepted accounting principles in the United States of America and vice versa (including International Financial Reporting Standards).

1.15                                                                        Extension of Credit

For the purposes hereof, each drawdown, rollover and conversion shall be deemed to be an extension of credit to the Borrower hereunder.

1.16                                                                        Amendment and Restatement

This Agreement amends and restates in its entirety the Existing Credit Agreement effective as of the date of this Agreement.

ARTICLE 2
CREDIT FACILITY

2.1                                                                               Establishment of Credit Facility

Subject to the terms and conditions hereof, the Lenders hereby establish in favour of the Borrower a revolving term credit facility (the “Credit Facility”) in the amount of, subject to Section 2.6, $800,000,000 or the U.S. Dollar Equivalent thereof.

2.2                                                                               Credit Restrictions

Notwithstanding any other provision hereof, the Borrower shall be entitled to obtain credit by way of BA Rate Loans or Bankers’ Acceptances only in such amounts so as to ensure that no Lender is required to make a BA Rate Loan for a principal amount other than an integral multiple of  $1,000, to make a LIBOR Loan for a principal amount other than an integral multiple of U.S. $1,000 or to accept a Bankers’ Acceptance having a face amount other than an integral multiple of  $1,000.  Any extension of credit by way of Bankers’ Acceptance shall be in a minimum of $2,000,000 and otherwise in multiples of $100,000.  Any extension of credit by way of LIBOR Loan shall be in a minimum amount of U.S. $2,000,000 and otherwise in multiples of U.S. $100,000.

2.3                                                                               Lenders’ Commitments

Subject to the terms and conditions hereof, the Lenders severally agree to extend credit to the Borrower under the Credit Facility from time to time provided that the aggregate amount of credit extended by each Lender under the Credit Facility shall not at any time exceed the Individual Commitment of such Lender and further provided that the aggregate amount of credit outstanding under the Credit Facility shall not at any time exceed the amount of the Credit Facility referred to in Section 2.1 as the same may be reduced pursuant to Section 2.4.  All credit requested under the Credit Facility shall be made available to the Borrower contemporaneously by all of the Lenders.  Each Lender shall provide to the Borrower its Pro Rata Share of each credit in accordance with the terms hereof, whether such credit is extended by way of drawdown, rollover or conversion.  No Lender shall be responsible for any default by any other Lender in its obligation to provide its Pro Rata Share of any credit under the Credit Facility nor shall the Individual Commitment of any Lender be increased as a result of any such default of another Lender in extending credit thereunder.  The failure of any Lender to make available to the Borrower its Pro Rata Share of any credit under the Credit Facility shall not relieve any other

Lender of its obligation hereunder to make available to the Borrower its Pro Rata Share of such credit thereunder.

2.4                                                                               Reductions of Credit Facility

The Borrower may, from time to time and at any time, by five Business Days’ notice in writing to the Agent, permanently reduce the amount of the Credit Facility to the extent it is not utilized; provided, however, that any such permanent reduction of the amount of the Credit Facility shall be by an amount of no less than $2,000,000 and otherwise in multiples of $100,000.  The amount of the Credit Facility will not be reduced by any repayment pursuant to Section 9.2 but will be permanently reduced by any repayment or prepayment pursuant to Section 9.1 or 9.1A; each such reduction to be in an amount equal to the amount of the repayment and to be effective from the time of the repayment.  Any repayment of outstanding credit under the Credit Facility which forms part of any rollover under Article 5 or any conversion from one type of credit to another type of credit under Article 6 shall not cause any reduction in the amount of the Credit Facility.  Upon each permanent reduction in the amount of the Credit Facility (other than pursuant to Section 9.1A), the Individual Commitment of each Lender shall thereupon be reduced by an amount equal to such Lender’s Pro Rata Share of the amount by which the Credit Facility is permanently reduced.

2.5                                                                               Termination of Credit Facility

(a)                                 The Credit Facility shall terminate upon the earliest to occur of:

(i)                                     the Maturity Date;

(ii)                                  the date on which the amount of the Credit Facility has been permanently reduced to zero pursuant to Section 2.4; and

(iii)                               the termination of the Credit Facility pursuant to Section 13.1.

(b)                                 Upon the termination of the Credit Facility, the right of the Borrower to obtain any credit under the Credit Facility and all of the obligations of the Lenders to extend credit under the Credit Facility shall automatically terminate.

2.6                                                                               Increase of Credit Facility

(a)                                 At any time, prior to the Maturity Date, the Borrower may, by notice in writing to the Agent (an “Accordion Notice”), from time to time request that the then existing amount of the Credit Facility be increased by an amount of up to $200,000,000 (in the aggregate for all Accordion Notices with respect to the Credit Facility) and advising whether (i) the Borrower wishes to arrange for such requested increase to be provided by another bank listed in Schedule 1 or Schedule 2 of the Bank Act (Canada), which bank must agree to be bound by the terms and conditions of the Credit Agreement as a Lender, or (ii) the Borrower wishes to request each Lender to participate in such increase in accordance with their Pro Rata Share.  Within ten Business Days of the receipt by the Agent of an Accordion Notice requesting participation by the Lenders, each Lender shall advise the Agent as to whether or not it intends to participate in such increase of the Credit Facility.  If such advice is not received from a Lender within such ten Business Day period, then such Lender will be deemed not to have agreed to participate in the increase.  In the event that not all of the Lenders agree to participate in the increase of the Credit Facility, then the Agent shall so advise the Borrower which shall have the right to deliver a further request to the Agent for those Lenders participating in the increase of the relevant Credit Facility, to participate in any shortfall in the requested increase in the Credit Facility on a pro rata basis in accordance with the Individual Commitments of those participating Lenders and each participating Lender shall advise the Agent as to whether or not it intends to further participate in such increase of the Credit Facility, within three Business Days of such further request.  In the event that there is still a shortfall, a further request again on a mutatis mutandis basis will be given to the remaining participating Lenders and such request may be accepted or rejected by the remaining participating Lenders and each participating Lender shall advise the Agent as to whether or not it intends to further participate in such increase of the Credit Facility, within three Business Days of such further request.  To the extent that the participating Lenders do not agree to participate in the request for the increase in the Credit Facility, then the Borrower may either arrange for such shortfall in the requested increase from another bank listed in Schedule 1 or Schedule 2 of the Bank Act (Canada), which bank must agree to be bound by the terms and conditions of the Credit Agreement as a Lender, or accept the lower amount of the increase in the Credit Facility, as accepted by the participating Lenders;

(b)                                 Each Accordion Notice delivered by the Borrower shall be substantially in the form of Schedule L and the delivery of an Accordion Notice shall constitute a representation and warranty of the Borrower that all necessary approvals under applicable Laws, including all regulatory approvals, to the increase in the Credit Facility, requested by such Accordion Notice have been obtained and a covenant of the Borrower to provide a copy or other evidence of such approvals to the Agent;

(c)                                  No increase in the aggregate amount of the Credit Facility shall be permitted at any time that a Default or Event of Default has occurred and is continuing;

(d)                                 Upon completion of the request process set forth in Section 2.6(a), the Agent shall promptly notify the Borrower and the Lenders of the increased Individual Commitments of participating Lenders and the Individual Commitment of any bank which has become a Lender as contemplated by Section 2.6(a); and

(e)                                  Any upfront fee payable by the Borrower in accordance with any increase to the Credit Facility pursuant to this Section 2.6 shall be negotiated and agreed upon between the Borrower and the relevant Lender.

ARTICLE 3
PROVISIONS RELATING TO CREDITS

3.1                                                                               Types of Credit Availments

Subject to the terms and conditions hereof, the Borrower may obtain credit under the Credit Facility by way of one or more Bankers’ Acceptances, BA Rate Loans, Prime Rate Loans, Base Rate Canada Loans, LIBOR Loans and Letters; provided, however, that the aggregate amount of credit extended by way of Letters shall not at any time exceed $20,000,000 or the U.S. Dollar Equivalent thereof.

3.2                                                                               Funding of Loans

Each Lender shall make available to the Agent its Pro Rata Share of the principal amount of each Loan (other than a BA Rate Loan) under the Credit Facility prior to 10:00 a.m. (Toronto time) on the date of the extension of credit.  The Agent shall, upon fulfilment by the Borrower of the terms and conditions set forth in Article 12, make such funds available to the Borrower on the date of the extension of credit by crediting the appropriate Designated Account in immediately available funds unless otherwise irrevocably authorized and directed in the Drawdown Notice.  Unless the Agent has been notified by a Lender prior to 10:00 a.m. (Toronto time) on the date of the extension of credit that such Lender will not make available to the Agent its Pro Rata Share of such Loan, the Agent may assume that such Lender has made such portion of the Loan available to the Agent on the date of the extension of credit in accordance with the provisions hereof and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Agent has made such assumption, to the extent such Lender shall not have so made its Pro Rata Share of the Loan available to the Agent, such Lender agrees to pay to the Agent, forthwith on demand, such Lender’s Pro Rata Share of the Loan and all reasonable costs and expenses incurred by the Agent in connection therewith together with interest thereon at the then prevailing interbank rate for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Agent; provided, however, that notwithstanding such obligation, if such Lender fails so to pay, the Borrower shall, without prejudice to any rights that the Borrower might have against such Lender, repay such amount to the Agent forthwith after demand therefor by the Agent.  The amount payable by such Lender to the Agent pursuant hereto shall be set forth in a certificate delivered by the Agent to such Lender and the Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall constitute prima facie evidence of such amount payable.  If such Lender makes the payment to the Agent required herein, the amount so paid shall constitute such Lender’s Pro Rata Share of the Loan for purposes of this Agreement and shall entitle such Lender to all rights and remedies against the Borrower in respect of such Loan.

3.3                                                                               Failure of Lender to Fund Loan

If any Lender fails to make available to the Agent its Pro Rata Share of any Loan as required under Section 3.2 (such Lender being herein called the “Defaulting Lender”) and the Agent has not funded pursuant to Section 3.2, the Agent shall forthwith give notice of such failure by the Defaulting Lender to the Borrower and the other Lenders and such notice shall state that any Lender may make available to the Agent all or any portion of the Defaulting Lender’s Pro Rata Share of such Loan (but in no way shall any other Lender or the Agent be obliged to do so) in the place and stead of the Defaulting Lender.  If more than one Lender gives notice that it is prepared to make funds available in the place and stead of a Defaulting Lender in such circumstances and the aggregate of the funds which such Lenders (herein collectively called the “Contributing Lenders” and individually called the “Contributing Lender”) are prepared to make available exceeds the amount of the advance which the Defaulting Lender failed to make, then each Contributing Lender shall be deemed to have given notice that it is prepared to make available its pro rata share of such advance based on the Contributing Lenders’ relative commitments to advance in such circumstances.  If any Contributing Lender makes funds available in the place and stead of a Defaulting Lender in such circumstances, then the Defaulting Lender shall pay to any Contributing Lender making the funds available in its place and stead, forthwith on demand, any amount advanced on its behalf together with interest thereon at the then prevailing interbank rate for each day from the date of advance to the date of payment, against payment by the Contributing Lender making the funds available of all interest received in respect of the Loan from the Borrower.  In addition to interest as aforesaid, the Borrower shall pay all amounts owing by the Borrower to the Defaulting Lender hereunder (with respect to the amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender) to the Contributing Lenders in accordance with Section 3.8 until such time as the Defaulting Lender pays to the Agent for the Contributing Lenders all amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender.

3.4                                                                               Funding of Bankers’ Acceptances

(a)                                 If the Agent receives a Drawdown Notice, Rollover Notice or Conversion Notice requesting a drawdown of, a rollover of or a conversion into Bankers’ Acceptances, the Agent shall notify each of the Lenders, prior to 10:00 a.m. (Toronto time) on the second Business Day prior to the date of such extension of credit of such request of each Lender’s Pro Rata Share of such extension of credit.  The Agent shall also at such time notify the Borrower of each Lender’s Pro Rata Share of such extension of credit.

(b)                                 If, by 10:00 a.m. (Toronto time) on the first Business Day prior to the date of extension of credit, the Borrower has not advised the Agent in writing that it will be arranging its own sale of the Bankers’ Acceptances, each Lender shall purchase each Bankers’ Acceptance accepted by it (forthwith after the acceptance thereof) as herein provided.  If, by the aforesaid time, the Borrower does advise the Agent in writing that it will be arranging its own sale of the Bankers’ Acceptances, the Borrower shall, not later than 9:30 a.m. (Toronto time) on the date of the extension of credit, irrevocably notify the Agent of the name of the purchaser or purchasers of the Bankers’ Acceptances accepted by each Lender, the purchase price therefor and the denominations thereof and the Agent shall forthwith notify each Lender accordingly.

(c)                                  Subject to Section 3.5, each Lender shall, not later than 10:00 a.m. (Toronto time) on the date of each extension of credit by way of Bankers’ Acceptance, accept drafts of the  Borrower which are presented to it for acceptance and which have an aggregate face amount equal to such Lender’s Pro Rata Share of the total extension of credit being made available by way of Bankers’ Acceptances on such date, as advised by the Agent.  Subject to the provisions hereof, the Agent shall be responsible for making all necessary arrangements with each of the Lenders with respect to the stamping of Bankers’ Acceptances.

(d)                                 Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.  With respect to Bankers’ Acceptances which are not purchased by the accepting Lenders, the accepting Lenders shall deliver the Bankers’ Acceptances accepted by them to the purchasers thereof against receipt of the purchase price therefor as advised by the Agent.

(e)                                  The Borrower shall provide for payment to the accepting Lenders of the face amount of each Bankers’ Acceptance at its maturity, either by payment of such amount or through an extension of credit hereunder or through a combination of both.  The Borrower hereby waives presentment for payment of Bankers’ Acceptances by the Lenders and any defence to payment of amounts due to a Lender in respect of a Bankers’ Acceptance which might exist by reason of such Bankers’ Acceptance being held at maturity by the Lender which accepted it and agrees not to claim from such Lender any days of grace for the payment at maturity of Bankers’ Acceptances.  In the event that the Borrower fails to deliver a Conversion Notice or Rollover Notice and fails to make payment to the Agent in respect of the maturing Bankers’ Acceptances, the face amount of the maturing Bankers’ Acceptances shall be deemed to be converted to a Prime Rate Loan on the relevant maturity date pursuant to Section 6.5.

(f)                                   In the case of a drawdown by way of Bankers’ Acceptance, each Lender shall, forthwith after the acceptance of drafts of the Borrower as aforesaid, make available to the Agent the BA Net Proceeds with respect to the Bankers’ Acceptances accepted by it.  The Agent shall, upon fulfilment by the Borrower of the terms and conditions set forth in Article 12, make such BA Net Proceeds available to the Borrower on the date of such extension of credit by crediting the appropriate Designated Account.

(g)                                  In the case of a rollover of or conversion into Bankers’ Acceptances:

(i)                                     if the Borrower has elected that the Lenders shall purchase the Bankers’ Acceptances accepted by them, each Lender shall retain the Bankers’ Acceptance accepted by it and shall not be required to make any funds available to the Agent for deposit to the appropriate Designated Account; however, forthwith after the acceptance of drafts of the Borrower as aforesaid, the Borrower shall pay to the Agent on behalf of the Lenders an amount equal to the aggregate amount of the acceptance fees in respect of such Bankers’ Acceptances calculated in accordance with Section 7.5 plus the amount by which the aggregate face amount of such Bankers’

Acceptances exceeds the aggregate BA Discounted Proceeds with respect thereto; or

(ii)                                  if the Borrower has elected that the Lenders shall not purchase the Bankers’ Acceptances accepted by them, each Lender shall retain the purchase price paid for the Bankers’ Acceptances which it has accepted and it shall not be required to make any funds available to the Agent for deposit to the appropriate Designated Account; however, forthwith after the acceptance of drafts of the Borrower as aforesaid, the Borrower shall pay to the Agent on behalf of the Lenders an amount equal to the aggregate amount of the acceptance fees in respect of such Bankers’ Acceptances calculated in accordance with Section 7.5 plus the amount by which the aggregate face amount of such Bankers’ Acceptances exceeds the aggregate purchase price for such Bankers’ Acceptances.

(h)                                 Any Bankers’ Acceptance may, at the option of the Borrower, be executed in advance by the Borrower by mechanically reproduced or facsimile signatures of any two officers of the Borrower who are properly so designated and authorized by the Borrower from time to time.  Any Bankers’ Acceptance so executed and delivered by the Borrower to the Lenders shall be valid and shall bind the Borrower and may be dealt with by the Lenders to all intents and purposes as if the Bankers’ Acceptance had been signed in the executing officers’ own handwriting.

(i)                                     The Borrower shall notify the Lenders as to those officers whose signatures may be reproduced and used to execute Bankers’ Acceptances in the manner provided in Section 3.4(h).  Bankers’ Acceptances with the mechanically reproduced or facsimile signatures of designated officers may be used by the Lenders and shall continue to be valid, notwithstanding the death, termination of employment or termination of authorization of either or both of such officers or any other circumstance.

(j)                                    The Borrower hereby indemnifies and agrees to hold harmless the Lenders  against and from all losses, damages, expenses and other liabilities caused by or attributable to the use of the mechanically reproduced or facsimile signature instead of the original signature of an authorized officer of the Borrower on a Bankers’ Acceptance prepared, executed, issued and accepted pursuant to this Agreement, except to the extent determined by a court of competent jurisdiction to be due to the gross negligence or wilful misconduct of the relevant Lender.

(k)                                 Each of the Lenders agrees that, in respect of the safekeeping of executed drafts of the Borrower which are delivered to it for acceptance hereunder, it shall exercise the same degree of care which it gives to its own property, provided that it shall not be deemed to be an insurer thereof.

(l)                                     All Bankers’ Acceptances to be accepted by a particular Lender shall, at the option of such Lender, be issued in the form of depository bills made payable originally to and deposited with CDS Clearing and Depository Services Inc. pursuant to the Depository Bills and Notes Act (Canada).

(m)                             In order to facilitate the issuance of Bankers’ Acceptances pursuant to this Agreement, the Borrower hereby authorizes each of the Lenders, and appoints each of the Lenders as the Borrower’s attorney, to complete, sign and endorse drafts or depository bills (as defined in the Depository Bills and Notes Act (Canada)) on its behalf in handwritten form or by facsimile or mechanical signature or otherwise in accordance with the applicable Drawdown Notice, Conversion Notice or Rollover Notice and, once so completed, signed and endorsed to accept them as Bankers’ Acceptances under this Agreement and then if applicable, purchase, discount or negotiate such Bankers’ Acceptances in accordance with the provisions of this Agreement.  Drafts or depository bills so completed, signed, endorsed and negotiated on behalf of the Borrower by a Lender shall bind the Borrower as fully and effectively as if so performed by an authorized officer of the Borrower.  Each draft of a Bankers’ Acceptance and each depository bill completed, signed or endorsed by a Lender shall mature on the last day of the term thereof.

3.5                                                                               BA Rate Loans

If, in the sole judgment of a Lender, such Lender is unable to extend credit by way of Bankers’ Acceptances in accordance with this Agreement, such Lender shall give an irrevocable notice to such effect to the Agent and the Borrower prior to 9:00 a.m. (Toronto time) on the date of the requested credit extension and shall make available to the Borrower prior to 10:00 a.m. (Toronto time) on the date of such requested credit extension a Canadian dollar loan (a “BA Rate Loan”) in the principal amount equal to such Lender’s Pro Rata Share of the total credit to be extended by way of Bankers’ Acceptances, such BA Rate Loan to be funded in the same manner as a Prime Rate Loan is funded pursuant to Sections 3.2 and 3.3.  Such BA Rate Loan shall have the same term as the Bankers’ Acceptances for which it is a substitute and shall bear such rate of interest per annum throughout the term thereof as shall permit such Lender to obtain the same effective rate as if such Lender had accepted and purchased a Bankers’ Acceptance at the same acceptance fee and pricing at which the Agent would have accepted and purchased, on the bid side of the market, such Bankers’ Acceptance at approximately 11:00 a.m. (Toronto time) on the date such BA Rate Loan is made, on the basis that, and the Borrower hereby agrees that, for such a BA Rate Loan, interest shall be payable in advance on the date of the extension of credit by the Lender deducting the interest payable in respect thereof from the principal amount of such BA Rate Loan.  All terms of this Agreement applicable to Bankers’ Acceptances shall apply equally to BA Rate Loans with such changes as the Agent may in the context deem to be necessary.

3.6                                                                               Inability to Fund U.S. Dollar Advances in Canada

If a Lender determines in good faith, which determination shall be final, conclusive and binding on the Borrower, and the Agent notifies the Borrower that (i) by reason of circumstances affecting financial markets inside or outside Canada, deposits of United States dollars are unavailable to such Lender in Canada, (ii) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of LIBOR or Alternate Base Rate Canada, as the case may be, (iii) the making or continuation of United States dollar advances in Canada has been made impracticable by the occurrence of a contingency (other than a mere increase in rates payable by such Lender to fund the advance) which materially and adversely affects the funding of the advances at any interest rate computed on the basis of LIBOR or the Alternate Base Rate Canada, as the case may be, or by reason of a change since the date hereof in any applicable law or government regulation, guideline or order (whether or not having the force of law but, if not having the force of law, one with which a responsible Canadian chartered bank would comply) or in the interpretation thereof by any Governmental Authority affecting such Lender or any relevant financial market, which results in LIBOR or the Alternate Base Rate Canada, as the case may be, no longer representing the effective cost to such Lender of deposits in such market for a relevant Interest Period, or (iv) any change to present law or any future law, regulation, order, treaty or official directive (whether or not having the force of law but, if not having the force of law, one with which a responsible Canadian chartered bank would comply) or any change therein or any interpretation or application thereof by any Governmental Authority has made it unlawful for such Lender to make or maintain or give effect to its obligations in respect of United States dollar advances in Canada as contemplated herein, then

(a)                                 the right of the Borrower to obtain any credit in United States dollars by way of Base Rate Canada Loans, LIBOR Loans or Letters, as applicable, shall be suspended until such Lender determines, acting reasonably, that the circumstances causing such suspension no longer exist and such Lender so notifies the Borrower;

(b)                                 if any credit in United States dollars by way of Base Rate Canada Loans or LIBOR Loans, as applicable, is not yet outstanding, any applicable Drawdown Notice shall be cancelled and the advance requested therein shall not be made;

(c)                                  if any LIBOR Loan is already outstanding at any time when the right of the Borrower to obtain credit by way of a LIBOR Loan is suspended, it shall, subject to the Borrower having the right to obtain credit by way of a Base Rate Canada Loan at such time, be converted to a Base Rate Canada Loan on the last day of the Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable law) or, if the Borrower does not have the right to obtain credit by way of a Base Rate Canada Loan at such time, such LIBOR Loan shall be converted to a Prime Rate Loan on the last day of the Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable law) in the principal amount equal to the Canadian Dollar Equivalent of the principal amount of such LIBOR Loan; and

(d)                                 if any Base Rate Canada Loan is already outstanding at any time when the right of the Borrower to obtain credit by way of a Base Rate Canada Loan is suspended, it shall, subject to the Borrower having the right to obtain credit by way of a LIBOR Loan at such time, be immediately converted to a LIBOR Loan in the principal amount equal to the principal amount of the Base Rate Canada Loan and having an Interest Period of one month or, if the Borrower does not have the right to obtain credit by way of a LIBOR Loan at such time, it shall be immediately converted to a Prime Rate Loan in the principal amount equal to the Canadian Dollar Equivalent of the principal amount of the Base Rate Canada Loan.

In the event that any of the events listed above results in a limitation of the amount of loans made by such Lender which can bear interest at LIBOR or the Alternate Base Rate Canada, as the case may be, or the amount of United States dollar advances which such Lender can make in Canada, such Lender agrees to use good faith to allocate, in reasonable fashion, the available amounts amongst its borrowers as is reasonably practicable.

3.7                                                                               Timing of Credit Availments

No Bankers’ Acceptance, BA Rate Loan or LIBOR Loan may have a maturity date later than the Maturity Date.

3.8                                                                               Time and Place of Payments

Unless otherwise expressly provided herein, the Borrower shall make all payments pursuant to this Agreement or pursuant to any document, instrument or agreement delivered pursuant hereto by deposit to the appropriate Designated Account before 12:00 noon (Toronto time) on the day specified for payment and the Agent shall be entitled to withdraw the amount of any payment due to the Agent, the Lenders or any of them from such account on the day specified for payment.  Any such payment received on the day specified for such payment but after 12:00 noon (Toronto time) thereon shall be deemed to have been received prior to 12:00 noon (Toronto time) on the Business Day immediately following such day specified for payment.

3.9                                                                               Remittance of Payments

Forthwith after the withdrawal from the appropriate Designated Account by the Agent of any payment of principal, interest, fees or other amounts for the benefit of all of the Lenders pursuant to Section 3.8, the Agent shall, subject to Sections 3.3 and 8.3, remit to each Lender, in immediately available funds, such Lender’s Pro Rata Share of such payment; provided that if the Agent, on the assumption that it will receive, on any particular date, a payment of principal (including, without limitation, a prepayment), interest, fees or other amount hereunder, remits to each Lender its Pro Rata Share of such payment and the Borrower fails to make such payment, each of the Lenders agrees to repay to the Agent, forthwith on demand, to the extent that such amount is not recovered from the Borrower on demand and after reasonable efforts by the Agent to collect such amount (without in any way obligating the Agent to take any legal action with respect to such collection), such Lender’s Pro Rata Share of the payment made to it pursuant hereto together with interest thereon at the then prevailing interbank rate for each day from the date such amount is remitted to the Lenders until the date such amount is paid or repaid to the Agent, the exact amount of the repayment required to be made by the Lenders pursuant hereto to be as set forth in a certificate delivered by the Agent to each Lender, which certificate shall constitute prima facie evidence of such amount of repayment.

3.10                                                                        Evidence of Indebtedness

The Agent shall open and maintain accounts wherein the Agent shall record the amount of credit outstanding, each advance and each payment of principal and interest on account of each Loan, each Bankers’ Acceptance accepted, purchased and cancelled, each Letter issued and drawn upon and all other amounts becoming due to and being paid to the Agent or the Lenders hereunder and under any of the other Loan Documents.  The Agent’s accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Agent and the Lenders hereunder and under the other Loan Documents.

3.11                                                                        General Provisions Relating to Letters

(a)                                 Issuance.  Subject to the terms and conditions set forth herein, the Agent shall issue, on behalf of all Lenders, Letters for the account of the Borrower at the request of the Borrower submitting a Drawdown Notice for the issuance thereof.  Each Letter shall be in substantially the form of Schedule K, with any change to such form (i) as the Agent shall determine in good faith and on a commercially reasonable basis that does not materially increase the obligations, or diminish the rights, of any Lender relative to such form or (ii) as the Majority Lenders shall approve.  Without the prior consent of each Lender, no Letter may be issued that would vary the several and not joint nature of the obligations of the Lenders thereunder as provided in the next sentence.  Each Letter shall be issued by all of the Lenders as a single multi-bank letter of credit, but the obligation of each Lender thereunder shall be several and not joint, based upon its Pro Rata Share in effect on the Issuance Date of such Letter.

(b)                                 Notice to Lenders.  Promptly upon its receipt of a Drawdown Notice for a Letter, the Agent shall notify each Lender thereof, which notice shall also specify each Lender’s Pro Rata Share of the amount of such Letter.  Upon its issuance of such Letter (or determination not to issue such Letter by reason of the failure of the Borrower to satisfy the conditions specified in Section 12.1), the Agent shall give prompt notice thereof to the Borrower and each Lender.

(c)                                  Power of Attorney for Execution of Letters of Credit.  Each Letter shall be executed and delivered by the Agent in the name and on behalf of, and as attorney for, each Lender.  The Agent shall act under each Letter as the agent of each Lender to (i) receive Drafts and other documents presented by the beneficiary under such Letter, (ii) determine whether such Drafts and documents are in compliance with the terms and conditions of such Letter and (iii) notify each Lender and the Borrower that a valid drawing has been made and the date that the related L/C Disbursement is to be made.  The Agent shall have no obligation or liability for any L/C Disbursement under any Letter (other than in its capacity as Lender), and each Letter shall expressly so provide.  Each Lender hereby irrevocably appoints and designates the Agent as its attorney, acting through any duly authorized officer of the Agent, to execute and deliver in the name and on behalf of such Lender each Letter to be issued by that Lender hereunder.

Promptly upon the request of the Agent, each Lender will furnish to the Agent such powers of attorney or other evidence as any beneficiary of any Letter may reasonably request in order to demonstrate that the Agent has the power to act as attorney for such Lender to execute and deliver such Letter (and the Agent agrees to provide promptly any such evidence to the requesting beneficiary).  The Borrower and the Lenders agree that each Letter shall provide that all Drafts and other documents presented thereunder shall be delivered to the Agent and that all payments thereunder shall be made by the Lenders obligated thereon through the Agent at such account of the Agent as shall have been most recently designated by it for such purpose by notice to the Lenders.  Each Lender shall be severally liable under each Letter in proportion to its Pro Rata Share on the Issuance Date of such Letter and each Letter shall specify each Lender’s Pro Rata Share of the amount payable thereunder.

(d)                                 Agent’s Records.  The Agent shall maintain records showing the undrawn and unexpired amount of each Letter outstanding hereunder and each Lender’s share of such amount and showing for each Letter issued hereunder (i) the Issuance Date and expiration date thereof, (ii) the amount thereof, (iii) the date and amount of all payments made thereunder and (iv) each Lender’s Pro Rata Share of the amount of each Letter issued.  The Agent shall make copies of such records available to the Borrower or any Lender upon its request.

(e)                                  Extension.  Not later than the date which is 45 days prior to the expiry date then in effect of any Letter, the Borrower may make a request to the Agent for an extension of up to twelve months of the expiry date of such Letter, which request shall be given effect to if the Borrower is not then, and would not as a result of giving effect to such request be, in Default.  The expiry date of a Letter shall not be extended unless the Agent shall have received such notice on or before such 45th day.

(f)                                   Reimbursement Obligations.  On presentation of a Letter and payment thereunder by any Lender, the Borrower shall forthwith pay to the Agent for the account of such Lender, and thereby reimburse such Lender for, the full amount of each L/C Disbursement of such Lender (which payment, with respect to any Letter with respect to which the Agent, on account of the Lenders, has been paid all of the contingent liability thereunder pursuant to Section 9.1, 9.4 or 13.1, shall be made from such monies held by the Agent with respect to such Letter pursuant to Section 13.2); failing such payment, the Borrower shall be deemed to have effected a conversion of such Letter into a Prime Rate Loan (if such Letter is denominated in Canadian dollars) or into a Base Rate Canada Loan (if such Letter is denominated in United States dollars) to the extent of the payment to such Lender thereunder.

(g)                                  Indemnity.  The Borrower shall indemnify and save harmless the Lenders, the Agent and, if applicable, the Fronting Lender (except to the extent caused by the gross negligence or willful misconduct of any of the Lenders, the Agent or the Fronting Lender) against all claims, losses, costs, expenses or damages to the

Lenders, the Agent and, if applicable, the Fronting Lender arising out of or in connection with any Letter, the issuance thereof, any payment thereunder or any action taken by the Lenders, the Agent and, if applicable, the Fronting Lender or any other Person in connection therewith, including, without limitation, all costs relating to any legal process or proceeding instituted by any party restraining or seeking to restrain the Agent or, if applicable, the Fronting Lender from accepting or paying any Draft or any amount under any such Letter.

(h)                                 Reimbursement Obligations Absolute.  (I) The obligations of the Borrower hereunder with respect to Letters shall be absolute, unconditional and irrevocable and shall not be reduced by any event or occurrence including, without limitation:

(i)                                     any lack of validity or enforceability of this Agreement or any such Letter;

(ii)                                  any amendment or waiver of or any consent to departure from this Agreement;

(iii)                               the existence of any claim, set-off, defence or other rights which the Borrower may have at any time against any beneficiary or any transferee of any such Letter (or any Person or entities for whom any such beneficiary or any such transferee may be acting), any Lender, the Agent or any other Person;

(iv)                              any Draft, statement or other document presented under any such Letter proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(v)                                 any non-application or misapplication by the beneficiary of such Letter of the proceeds of any drawing under such Letter;

(vi)                              any reduction or withdrawal of the credit rating of any Lender by any rating agency; or

(vii)                           any other circumstance, happening or omission, whether or not similar to any of the foregoing.

(II)                              Without limiting the generality of the foregoing, the parties hereto agree that:

(i)                                     the Agent and each Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter; the Lenders and the Agent shall not have any responsibility or liability for or any duty to inquire into the form, sufficiency, authorization, execution, signature, endorsement, correctness, genuineness or legal effect of any Draft, certificate or other document presented to any of them pursuant to a Letter and the Borrower unconditionally assumes all risks with respect to the same; the Borrower agrees that it assumes all risks of the acts or omissions of the beneficiary of any Letter with respect to the use by such beneficiary of the relevant Letter;

(ii)                                  the Agent shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter; and

(iii)                               this Section 3.11(h)(II), together with Section 3.12, shall establish the standard of care to be exercised by the Agent and each Lender when determining whether Drafts and other documents presented under a Letter comply with the terms thereof (and the other parties to this Agreement waive, to the extent permitted by Law, any standard of care inconsistent with the foregoing).

(III)                         Notwithstanding anything to the contrary contained herein, neither the Agent nor any Lender shall be liable to the Borrower for any consequential, indirect, punitive or exemplary damages with respect to action taken or omitted to be taken by it under any Letter.

(IV)                          The obligations of the Borrower hereunder with respect to Letters shall remain in full force and effect and shall apply to any amendment to or extension of the expiration date of any such Letter.

(V)                               Any action, inaction or omission taken or suffered by the Agent or any Lender or any of their respective correspondents under or in connection with a Letter or any Draft made thereunder, if in good faith and in conformity with foreign or domestic laws, regulations or customs applicable thereto, shall be binding upon the Borrower and shall not place the Agent or any Lender or any of their respective correspondents under any resulting liability to the Borrower except in the case of the gross negligence or wilful misconduct of the Agent or the Lenders.  Without limiting the generality of the foregoing, the Agent and the Lenders and each of their respective correspondents may receive, accept or pay, as complying with the terms of a Letter, any Draft thereunder which is otherwise in order and which may be signed by, or issued to, the administrator or any executor of, or the trustee in bankruptcy of, or the receiver for any property of, or other Person or entity acting as the representative or in the place of, the beneficiary of such Letter or its successors and assigns.  The Borrower covenants that it will not take any steps, issue any instructions to the Agent or the Lenders or any of their respective correspondents or institute any proceedings intended to derogate from the right or ability of the Agent, the Lenders or any of their respective correspondents to honour and pay any Draft or Drafts.

(VI)                          The Borrower agrees that the Lenders, the Agent and, if applicable, the Fronting Lender shall have no liability to it for any reason in respect of or in connection with any Letter, the issuance thereof, any payment thereunder, or any other action taken by the Lenders, the Agent or, if applicable, the Fronting Lender or any other Person in connection therewith, other than on account of the gross negligence or wilful misconduct of the Agent or any of the Lenders.

(i)                                     The International Standby Practices 1993 as most recently published by the International Chamber of Commerce (the “ISP 1993”) shall in all respects apply to each Letter and shall be deemed for such purpose to be a part hereof as if fully incorporated herein.  In the event of any conflict between the ISP 1993 and the laws of any jurisdiction specified in the relevant Letter, the ISP 1993 shall prevail to the extent necessary to remove the conflict.

(j)                                    For certainty, any Lender’s obligations hereunder with respect to a particular Letter shall continue as obligations of such Lender, notwithstanding that such Lender may assign its rights and obligations hereunder, unless each of the other Lenders, in its sole discretion, specifically releases such Lender from such obligations in writing.  For certainty, the reference to Lenders in the preceding sentence includes any Fronting Lender.

3.12                                                                        Letter of Credit Payments.

(a)                                 The Borrower and each Lender authorizes the Agent to review on behalf of each Lender each Draft and such other document presented under each Letter.  The determination of the Agent as to the conformity of any documents presented under a Letter to the requirements of such Letter shall, in the absence of the Agent’s gross negligence or willful misconduct (and subject to Section 3.11(h)(II)(i)), be conclusive and binding on the Borrower and each Lender.  The Agent shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Letter.  The Agent shall promptly after such examination (i) notify each of the Lenders obligated under such Letter and the Borrower by telephone (confirmed in writing) of such demand for payment and of each Lender’s share of such payment, and (ii) notify each Lender and the Borrower whether said demand for payment was properly made under the relevant Letter.  With respect to any drawing determined by the Agent to have been properly made under a Letter, each Lender will make an L/C Disbursement in respect of such Letter in accordance with its liability under such Letter and this Agreement, such L/C Disbursement to be made to such account of the Agent as shall have been most recently designated by it for such purpose by notice to the Lenders.  The Agent will make any such L/C Disbursement available to the beneficiary of such Letter by promptly crediting the amounts so received, in like funds, to the account identified by such beneficiary in connection with such demand for payment. Promptly following any L/C Disbursement by any Lender in respect of any Letter, the Agent will notify the Borrower of such L/C Disbursement.  Any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse any

Lender with respect to any L/C Disbursement.  The Agent shall not be required to make any payment under a Letter in excess of the amount received by it from the Lenders for such payment.

(b)                                 Unless the Agent shall have been notified by telephone and in writing by a Lender at least one Business Day prior to the date that a payment under a Letter is to be made by the Agent, that such Lender does not intend to make available to the Agent the amount of such Lender’s share of such payment, the Agent may assume that such Lender has made or will make such amount available to the Agent, and the Agent may, in reliance upon such assumption, pay such Lender’s share of the payment to be made under such Letter.  If such amount (the “Unpaid Amount”) is not in fact made available to the Agent by such Lender, the Agent shall be entitled to retain for its own account any payment made by the Borrower to such Lender in respect of such Unpaid Amount and shall further be entitled to recover the balance of such Unpaid Amount from such Lender and the Borrower.  If such Lender does not pay such amount forthwith upon the Agent’s demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall, to the extent it has not theretofore done so, pay such amount to the Agent no later than one Business Day after such notice. The Agent shall also be entitled to recover from such Lender (or, if such Lender shall fail to pay such amount, from the Borrower if and to the extent unpaid) interest on such corresponding amount in respect of each day from the date such amount was paid by the Agent under the Letter and until such amount is recovered by the Agent, at a rate per annum equal to, if paid by such Lender, the rate determined by the Agent (which shall be conclusive and binding on the Lender) in accordance with the Agent’s usual banking practice for similar advances to financial institutions of like standing to that Lender, but, in any event, at a rate no greater than the usual interbank offered rate for the sale of deposits in the applicable currency.  Upon payment by such Lender to the Agent of such amount and interest thereon, as aforesaid, such Lender shall be deemed to have paid its share of the payment made under the Letter.  Nothing herein shall be deemed to relieve any Lender from its obligation to pay its share of all drawings made under any Letters issued on its behalf or to prejudice any rights which the Borrower or any beneficiary under any such Letter may have against any Lender as a result of any default by such Lender in making any payment which it is obligated to make under any such Letter.

3.13                                                                        Potential Fronting Lender Structure.

Notwithstanding the foregoing provisions of Sections 3.11 and 3.12, where the Borrower in good faith determines that the beneficiary of any proposed Letter will not accept a multi-bank letter of credit in the form of Schedule K and provides notice of such determination to the Agent, then at the option of the Borrower such Letter may be issued on the following terms:

(a)                                 any Lender (the “Fronting Lender”) which has agreed with the Borrower to act as the fronting lender in respect of the issuance of such Letter and has been designated as such to the Agent, may issue in its name such Letter for the account of the Borrower in the Fronting Lender’s customary form and with such terms as are contemplated by the Drawdown Notice for the issuance thereof;

(b)                                 while such Letter shall on its face be an obligation of the Fronting Lender only, such Letter shall be issued on behalf of all of the Lenders and each Lender shall be obligated to reimburse the Fronting Lender in respect of such Letter in proportion to its Pro Rata Share as of the Issuance Date of such Letter;

(c)                                  the provisions of Sections 3.11(b), (f), (h) and 3.12(a) (as to the first 3 sentences thereof) shall be applicable to any such issuance, with references to the Agent being deemed to be references to  the Fronting Lender as appropriate;

(d)                                 the Fronting Lender shall act under each such Letter as the agent of each Lender to (i) receive Drafts and other documents presented by the beneficiary under such Letter, and (ii) determine whether such Drafts and documents are in compliance with the terms and conditions of such Letter;

(e)                                  upon a demand for payment under any such Letter which the Fronting Lender has determined has been properly made, the Fronting Lender shall make a L/C Disbursement in respect of the amount demanded and make such amount available to the beneficiary.  Promptly following any such L/C Disbursement, the Fronting Bank shall notify the Agent and the Borrower of such L/C Disbursement and the Fronting Bank shall be entitled to immediate reimbursement thereof by the Borrower in accordance with Section 3.11(f) above;

(f)                                   the Fronting Lender shall provide such information in respect of any such Letters as is required to allow the Agent to comply with Section 3.11(d);

(g)                                  the Fronting Lender shall in consideration of it acting as the fronting bank on such Letter, be entitled to such fronting fee (for its own account) as may be agreed from time to time by the Borrower and the Fronting Lender;

(h)                                 each Lender agrees to indemnify the Fronting Lender (to the extent not reimbursed by the Borrower), rateably according to its Pro Rata Share as of the Issuance Date of a particular Letter from and against any and all losses and claims of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Fronting Lender in any way relating to or arising out of any issuance of such Letter; provided, that no Lender shall be liable for any portion of such losses and claims resulting from the Fronting Lender’s gross negligence or wilful misconduct; and

(i)                                     all other provisions of this Agreement applicable to Letters shall be applicable to any such issuance by the Fronting Lender.

3.14                                                                        Notice Periods

Each Drawdown Notice, Rollover Notice and Conversion Notice shall be given to the Agent:

(a)                                 prior to 9:00 a.m. (Toronto time) on the third Business Day prior to the date of a drawdown of a Letter;

(b)                                 prior to 9:00 a.m. (Toronto time) on the third Business Day prior to the date of any drawdown of, rollover of, conversion into or conversion of a LIBOR Loan;

(c)                                  prior to 9:00 a.m. (Toronto time) on the second Business Day prior to the date of a drawdown of, rollover of, conversion of or conversion into a Bankers’ Acceptance or BA Rate Loan; and

(d)                                 prior to 9:00 a.m. (Toronto time) on the date of any other drawdown, rollover or conversion.

ARTICLE 4
DRAWDOWN

4.1                                                                               Drawdown

Subject to the terms and conditions hereof and provided that all of the applicable conditions precedent set forth in Article 12 have been fulfilled by the Borrower or waived by the Agent, the Borrower may obtain credit under the Credit Facility from time to time by way of drawdown by giving to the Agent an irrevocable notice (the “Drawdown Notice”) in accordance with Section 3.14, in substantially the form of Schedule F hereto, which notice shall specify:

(a)                                 the date of the drawdown;

(b)                                 whether the credit is to be extended by way of Loan, Bankers’ Acceptance or Letter or a combination thereof;

(c)                                  to the extent credit is to be extended by way of Loan, the type of Loan and principal amount thereof;

(d)                                 in the case of any credit to be extended by way of LIBOR Loan, the applicable Interest Period;

(e)                                  to the extent credit is to be extended by way of Bankers’ Acceptances, the aggregate face amount of the Bankers’ Acceptances to be issued and the term of the Bankers’ Acceptances to be issued;

(f)                                   if the credit is to be obtained by way of Letter, the type of Letter, whether the Letter is to be issued pursuant to Section 3.11 or 3.13, the date of issuance of the Letter, the named beneficiary of the Letter, the maturity date and amount of the Letter, the currency of denomination of the Letter and all other terms of the Letter; and

(g)                                  the details of any irrevocable authorization and direction pursuant to Section 3.2.

ARTICLE 5
ROLLOVERS

5.1                                                                               Bankers’ Acceptances

Subject to Section 3.5 and provided that the Borrower has, by giving notice to the Agent in accordance with Section 5.3 requested the Lenders to accept its drafts or accept and purchase its drafts, as the case may be, to replace all or a portion of outstanding Bankers’ Acceptances as they mature, each Lender shall, on the maturity of such Bankers’ Acceptances, accept or accept and purchase, as the case may be, the Borrower’s draft or drafts having an aggregate face amount equal to its Pro Rata Share of the aggregate face amount of the matured Bankers’ Acceptances or the portion thereof to be replaced in accordance with Section 3.4.

5.2                                                                               LIBOR Loans and BA Rate Loans

Subject to the terms and conditions hereof and provided that the Borrower has, by giving notice to the Agent in accordance with Section 5.3, requested the Lenders to continue to extend credit by way of LIBOR Loans or BA Rate Loans, as the case may be, to replace all or a portion of an outstanding LIBOR Loan or BA Rate Loan, as the case may be, as it matures, each Lender shall, on the maturity of such LIBOR Loan or BA Rate Loan, as the case may be, continue to extend credit to the Borrower by way of a LIBOR Loan or BA Rate Loan, as the case may be, (without a further advance of funds to the Borrower) in the principal amount equal to such Lender’s Pro Rata Share of the principal amount of the matured LIBOR Loan or the matured BA Rate Loan, as the case may be.  The provisions of Section 3.5 with respect to the payment of interest on a BA Rate Loan shall apply mutatis mutandis to any rollover of a BA Rate Loan pursuant to this Section 5.2.

5.3                                                                               Rollover Notice

The notice to be given to the Agent pursuant to Section 5.1 or 5.2 (the “Rollover Notice”) shall be irrevocable, shall be given in accordance with Section 3.14 and be in substantially the form of Schedule G hereto and shall specify:

(a)                                 the maturity date of the maturing Bankers’ Acceptances, BA Rate Loan or LIBOR Loan, as the case may be;

(b)                                 the face amount of the maturing Bankers’ Acceptances or the principal amount of the maturing LIBOR Loan or BA Rate Loan, as the case may be, and the portion thereof to be replaced;

(c)                                  in the case of a maturing LIBOR Loan, the Interest Period or Interest Periods of the replacement LIBOR Loans;

(d)                                 in the case of maturing Bankers’ Acceptances, the aggregate face amount of the new Bankers’ Acceptances to be issued and the term or terms of the new Bankers’ Acceptances; and

(e)                                  in the case of maturing BA Rate Loans, the aggregate principal amount of the new BA Rate Loans and the term or terms of the new BA Rate Loans.

ARTICLE 6
CONVERSIONS

6.1                                                                               Converting Loan to Other Type of Loan

Subject to the terms and conditions hereof and provided that the Borrower has, by giving notice to the Agent in accordance with Section 6.4, requested the Lenders to convert all or a portion of an outstanding Loan (other than a BA Rate Loan) into another type of Loan (other than a BA Rate Loan), each Lender shall, on the date of conversion (which, in the case of the conversion of all or a portion of an outstanding LIBOR Loan, shall be the date on which the Loan matures), continue to extend credit to the Borrower by way of the type of Loan into which the outstanding Loan or a portion thereof is converted in the aggregate principal amount equal to such Lender’s Pro Rata Share of the principal amount of the Loan being converted or the Exchange Equivalent thereof.

6.2                                                                               Converting Loan to Bankers’ Acceptances

Subject to Section 3.5 and provided that the Borrower has, by giving notice to the Agent in accordance with Section 6.4, requested the Lenders to accept its drafts or accept and purchase its drafts, as the case may be, to replace all or a portion of an outstanding Loan and provided further that no Default has occurred and is continuing, each Lender shall, on the date of conversion, accept or accept and purchase, as the case may be, the Borrower’s draft or drafts having an aggregate face amount equal to its Pro Rata Share of the aggregate principal amount of such Loan or the portion thereof which is being converted, such acceptance or acceptance and purchase, as the case may be, to be in accordance with Section 3.4.

6.3                                                                               Converting Bankers’ Acceptances and BA Rate Loans to Loan

Each Lender shall, on the maturity date of a Bankers’ Acceptance which such Lender has accepted, pay to the holder thereof the face amount of such Bankers’ Acceptance.  Provided that the Borrower has, by giving notice to the Agent in accordance with Section 6.4, requested the Lenders to convert all or a portion of outstanding maturing Bankers’ Acceptances into a Loan, or, in accordance with Section 6.5 or 6.6 there is a deemed conversion into a Loan, upon the maturity date of such Bankers’ Acceptance, each Lender shall, upon the payment by such Lender to the holders of such maturing Bankers’ Acceptances of the aggregate face amount thereof, extend credit to the Borrower by way of the requested Loan in the principal amount equal to its Pro Rata Share of the aggregate amount of credit represented by such maturing Bankers’ Acceptances or the portion thereof which is being converted or the Exchange Equivalent thereof.  Where a particular Lender has funded the Borrower by way of a BA Rate Loan rather than by way of Bankers’ Acceptances, the provisions of this Section 6.3 as they relate to Bankers’ Acceptances shall apply mutatis mutandis to such BA Rate Loan.

6.4                                                                               Conversion Notice

The notice to be given to the Agent pursuant to Section 6.1, 6.2, or 6.3 (the “Conversion Notice”) shall be irrevocable, shall be given in accordance with Section 3.14 and be in substantially the form of Schedule H hereto and shall specify:

(a)                                 whether an outstanding Loan or Bankers’ Acceptances are to be converted and, if an outstanding Loan is to be converted, the type of Loan to be converted;

(b)                                 the date on which the conversion is to take place;

(c)                                  the face amount of the Bankers’ Acceptances or the portion thereof which is to be converted or the principal amount of the Loan or the portion thereof which is to be converted;

(d)                                 the type and amount of the Loan or Bankers’ Acceptances into which the outstanding Loan or Bankers’ Acceptances are to be converted;

(e)                                  if an outstanding Loan or Bankers’ Acceptances are to be converted into a LIBOR Loan, the applicable Interest Period of the new LIBOR Loan; and

(f)                                   if an outstanding Loan is to be converted into Bankers’ Acceptances, the aggregate face amount of the new Bankers’ Acceptances to be issued and the term or terms of the new Bankers’ Acceptances.

6.5                                                                               Absence of Notice

In the absence of a Rollover Notice or Conversion Notice within the appropriate time periods referred to herein, a maturing Bankers’ Acceptance or BA Rate Loan shall be automatically converted to a Prime Rate Loan and a maturing LIBOR Loan shall be automatically converted to a Base Rate Canada Loan as though a notice to such effect had been given in accordance with Section 6.4.

6.6                                                                               Conversion after Default

If a Default has occurred and is continuing at 9:00 a.m. (Toronto time) on the first Business Day prior to the maturity of a Bankers’ Acceptance, BA Rate Loan or LIBOR Loan, such Bankers’ Acceptance or BA Rate Loan shall automatically convert into a Prime Rate Loan and such LIBOR Loan shall automatically convert into a Base Rate Canada Loan as though a notice to such effect had been given in accordance with Section 6.4.

ARTICLE 7
INTEREST RATES AND FEES

7.1                                                                               Interest Rates

The Borrower shall pay to the Lenders, in accordance with Section 3.8, interest on the outstanding principal amount from time to time of each Loan (other than BA Rate Loans) made to it under the Credit Facility from time to time at the rate per annum equal to:

(a)                                 the Prime Rate plus the Applicable Margin in the case of each Prime Rate Loan;

(b)                                 the Alternate Base Rate Canada plus the Applicable Margin in the case of each Base Rate Canada Loan; and

(c)                                  LIBOR plus the Applicable Margin in the case of each LIBOR Loan.

7.2                                                                               Calculation and Payment of Interest

(a)                                 Interest on the outstanding principal amount from time to time of each Loan (other than BA Rate Loans) and on the amount of overdue interest outstanding thereon from time to time shall accrue from day to day from and including the date on which the credit is obtained by way of such Loan or the date on which such payment of overdue interest was due, as the case may be, to but excluding the date on which such Loan or such overdue interest, as the case may be, is repaid in full (both before and after maturity and as well after as before judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 365 or 366, as the case may be (in the case of a Prime Rate Loan or a Base Rate Canada Loan), or divided by 360 (in the case of a LIBOR Loan).

(b)                                 Accrued interest shall be paid,

(i)                                     in the case of interest on Prime Rate Loans and Base Rate Canada Loans, monthly in arrears on the last Business Day of each calendar month; and

(ii)                                  in the case of interest on LIBOR Loans, on the last day of the applicable Interest Period; provided that, in the case of Interest Periods of a duration longer than three months, accrued interest shall be paid no less frequently than every three months from the first day of such Interest Period during the term of such Interest Period and on the date on which such Loans are otherwise required to be repaid.

(c)                                  Interest on each BA Rate Loan shall be paid in advance as provided in Section 3.5.

7.3                                                                               General Interest Rules

(a)                                 For the purposes hereof, whenever interest is calculated on the basis of a year of 360, 365 or 366 days, each rate of interest determined pursuant to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, respectively.

(b)                                 Interest on each Loan shall be payable in the currency in which such Loan is denominated during the relevant period.

(c)                                  If the Borrower fails to pay any principal, interest, interest equivalent, fee or other material amount of any nature payable by it hereunder on the due date therefor, the Borrower shall pay to the Lenders interest on such overdue amount in the same currency as such overdue amount is payable from and including such due date to but excluding the date of actual payment (as well after as before judgment) at the rate per annum, calculated and compounded monthly, which is equal to:

(i)                                     the Alternate Base Rate Canada plus 2% per annum in the case of overdue amounts denominated in U.S. dollars; and

(ii)                                  the Prime Rate plus 2% per annum in the case of all other overdue amounts.

Such interest on overdue amounts shall become due and be paid on demand by the Agent.

7.4                                                                               Selection of Interest Periods

With respect to each LIBOR Loan, the Borrower shall specify in the Drawdown Notice, Rollover Notice or Conversion Notice, the duration of the Interest Period provided that:

(a)                                 Interest Periods for LIBOR Loans shall have a duration of 1 month, 2 months, 3 months or 6 months;

(b)                                 the first Interest Period for a LIBOR Loan shall commence on and include the day on which credit is obtained by way of such Loan and each subsequent Interest Period applicable thereto shall commence on and include the date of the expiry of the immediately preceding Interest Period applicable thereto; and

(c)                                  if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in the next calendar month, in which case such Interest Period shall be shortened to end on the immediately preceding Business Day.

7.5                                                                               Acceptance Fees

Upon the acceptance of any draft of the Borrower pursuant hereto, the Borrower shall pay to the Lenders in advance, in the manner provided in Sections 3.4(f) and (g) and 3.8, an acceptance fee calculated at the rate per annum, on the basis of a year of 365 days, equal to the

Applicable Margin on the face amount of such Bankers’ Acceptance for its term, the term of such Bankers’ Acceptance being the actual number of days in the period commencing on the date of acceptance of the Borrower’s draft and ending on but excluding the maturity date of the Bankers’ Acceptance.  With respect to each drawdown by way of Bankers’ Acceptances, such acceptance fees shall be paid by the Lenders deducting the amount thereof from the BA Gross Proceeds received by the Lenders before the Lenders remit the BA Net Proceeds to the Agent as provided in Section 3.4(f).  With respect to each rollover of and conversion into Bankers’ Acceptances, such acceptance fees shall be paid by the Borrower to the Agent as provided in Section 3.4(g).  Each such payment is non-refundable and fully earned when due.

7.6                                                                               Standby Fees

Upon the first Business Day of each Fiscal Quarter commencing after the date hereof and on the date the Credit Facility is terminated in accordance with Section 2.5, the Borrower shall pay to the Lenders, in arrears, a standby fee, calculated and accruing daily from and including the date hereof to but excluding the date the Credit Facility is terminated in accordance with Section 2.5 at the rate per annum, calculated on the basis of a year of 365 days, equal to the Applicable Margin on the amount of the Available Credit.

7.7                                                                               Letter Fees

The Borrower shall pay to the Lenders, in accordance with Section 3.8, an issuance fee quarterly in arrears on the first Business Day of each Fiscal Quarter, calculated at a rate per annum, on  the basis of a year of 365 days or 366 days in the case of a leap year, equal to the Applicable Margin and on the amount of each such Letter for the number of days in the preceding Fiscal Quarter on which such Letter was outstanding.  For certainty, the preceding sentence shall not apply to any Letters that were issued under the Existing Credit Agreement with respect to which issuance fees were paid by the Borrower in full upon issuance.  In addition, with respect to all Letters, the Borrower shall from time to time pay to the Lenders their usual and customary fees (at the then prevailing rates) (other than issuance or fronting fees, each of which is otherwise dealt with herein) for the amendment, delivery and administration of letters of credit such as the Letters.

7.8                                                                               Interest and Fee Adjustment

Subject to the limitations expressed in this Section, the changes in the interest rate margins and fee rates contemplated in the definition of Applicable Margin shall be effective on (i) the effective date for any change in the Pricing Rating (as announced by the applicable Major Credit Rating Agency);  or (ii) the date of the occurrence of an Event of Default, as the case may be (and, for greater certainty, in the case of acceptance fees, LIBOR or Letters shall not be effective for that portion of the remaining term of any outstanding Bankers’ Acceptances, BA Rate Loan, LIBOR Loan or Letter on and after such date but shall only be effective on the last day of such term).  No change in the Applicable Margin which would result in a reduction of applicable interest rate margins and fee rates hereunder shall be permitted at any time that an Event of Default has occurred and is continuing hereunder.

ARTICLE 8
CAPITAL, INDEMNITY AND TAX PROVISIONS

8.1                                                                               Conditions of Credit.

The obtaining or maintaining of credit hereunder shall be subject to the terms and conditions contained in this Article 8.

8.2                                                                               Change of Circumstances

(a)                                 If, after the date hereof, the introduction of or any change in or in the interpretation of, or any change in its application to any Lender (the “Affected Party”), any Law of any Governmental Authority (whether or not having the force of Law but, if not having the force of Law, one with which a responsible Canadian chartered bank would comply), including, without limitation, any reserve or special deposit requirement or any tax (other than tax on an Affected Party’s income) or any capital requirement, has, due to an Affected Party’s compliance, the effect, directly or indirectly, of (i) increasing the cost to such Affected Party of performing its obligations hereunder or under any Bankers’ Acceptance; (ii) reducing any amount received or receivable by such Affected Party hereunder or its effective return hereunder or under any Bankers’ Acceptance or on its capital; or (iii) causing such Affected Party to make any payment or to forego any return based on any amount received or receivable hereunder by such Affected Party or under any Bankers’ Acceptance, then, upon demand (which demand shall be accompanied by a certificate setting out the reason for and the calculation of the relevant amount) from time to time the Borrower shall pay such amount as shall compensate such Affected Party for any such cost, reduction, payment or foregone return accruing to the date of the aforesaid demand from a date not exceeding 60 days prior to such date of demand  (the “Additional Compensation”); provided that the Borrower shall be obligated under this Section 8.2(a) to compensate such Affected Party for any increase in such Affected Party’s capital adequacy requirements measured against its outstanding obligations hereunder only to the extent such capital adequacy requirements are in excess of the capital adequacy requirements as of the date hereof.  Any certificate of an Affected Party in respect of the foregoing will be conclusive and binding upon the Borrower, except for manifest error, provided that such Affected Party shall determine the Additional Compensation owing to it in good faith using any reasonable averaging and attribution methods.

(b)                                 Each Affected Party agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to seek Additional Compensation from the Borrower pursuant to Section 8.2(a), it will use reasonable efforts to make, fund or maintain the affected credit through another lending office or take such other actions as it deems appropriate if as a result thereof the Additional Compensation which would otherwise be required to be paid in respect of such credit pursuant to Section 8.2(a), would be reduced and if, as determined by such Affected Party in its sole discretion, the making, funding or maintaining of such credit through such other lending office or the taking of such other actions would not otherwise adversely affect such credit or such Affected Party and would not, in such Affected Party’s sole discretion, be commercially unreasonable. Each Affected Party further agrees that if such Affected Party subsequently recovers all or part of the Additional Compensation paid by the Borrower, it shall repay an equal amount to the Borrower.  The Borrower shall be entitled to prepay any outstanding credit hereunder (provided that Bankers’ Acceptances and BA Rate Loans may only be prepaid on their maturity) which is the subject of a demand for Additional Compensation under this Section 8.2 without notice, bonus or penalty.  Additional Compensation shall only be payable by the Borrower pursuant to this Section 8.2 if similar compensation is being claimed as a general practice from customers of such Affected Party who by agreement are liable to pay similar compensation.

(c)                                  Notwithstanding the foregoing provisions, a Lender shall only be entitled to rely upon the provisions of this Section 8.2 if and for so long as it is not treating the Borrower in any materially different or in any materially less favourable manner than is applicable to any other customers of the relevant Lender, where such other customers are bound by similar provisions to the foregoing provisions of this Section 8.2.

8.3                                                                               Failure of Lenders to Fund as a Result of Change of Circumstances

If any Lender but not all of the Lenders seeks Additional Compensation pursuant to Section 8.2(a) (in each case, the “Affected Lender”), then the Borrower may indicate to the Agent in writing that it desires to replace the Affected Lender with one or more of the other Lenders, and the Agent shall then forthwith give notice to the other Lenders that any Lender or Lenders may, in the aggregate, assume all (but not part) of the Affected Lender’s Individual Commitment and obligations under the Credit Facility and, in the aggregate, acquire all (but not part) of the rights of the Affected Lender hereunder and assume all (but not part) of the obligations of the Affected Lender under each of the other Loan Documents to the extent they relate to the Credit Facility (but in no event shall any other Lender or the Agent be obliged to do so).  If one or more Lenders shall so agree in writing (herein collectively called the “Assenting Lenders” and individually called an “Assenting Lender”) with respect to such acquisition and assumption, the Individual Commitment and the obligations of such Assenting Lender under the Credit Facility and the rights and obligations of such Assenting Lender under each of the other Loan Documents to the extent they relate to the Credit Facility shall be increased by its respective pro rata share (based on the relative Individual Commitments of the Assenting Lenders) of the Affected Lender’s Pro Rata Share of such credit and Individual Commitment and obligations under the Credit Facility and rights and obligations under each of the other Loan Documents to the extent they relate to the Credit Facility on a date mutually acceptable to the Assenting Lenders and the Borrower.  On such date, the Assenting Lenders shall pay to the Affected Lender the advances of the Affected Lender then outstanding, together with all interest accrued thereon and all other amounts owing to the Affected Lender hereunder, and, upon such payment by the Assenting Lenders, the Affected Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations hereunder.  Upon the assumption of the Affected Lender’s Individual Commitment or portion thereof as aforesaid by an Assenting Lender, Schedule A hereto shall be deemed to be amended to increase the Individual Commitment of such Assenting Lender under the Credit Facility by the amount of such assumption.  If all of the Affected Lender’s rights and obligations under the Loan Documents to the extent they relate to the Credit Facility have not been acquired and assumed by Assenting Lenders, the Borrower may locate other financial institutions (“Substitute Lenders”) who are satisfactory to the Agent, acting reasonably, and who acquire and assume all of the balance of the rights and obligations of the Affected Lender under the Loan Documents to the extent they relate to the Credit Facility on a date mutually acceptable to the Borrower and the Substitute Lenders, any such assignment and assumption to be effected in accordance with the procedures set out in Section 15.6(c).  If all of the Affected Lender’s rights and obligations under the Loan Documents to the extent they relate to the Credit Facility have not been acquired and assumed by Assenting Lenders and Substitute Lenders, then provided there does not then exist any Default and no Event of Default has occurred and not been remedied or waived, the Borrower may, at its election, repay all outstanding amounts due to such Affected Lender (or such portion which has not been acquired by Assenting Lenders and Substitute Lenders, as the case may be) and thereupon the Individual Commitment of the Affected Lender shall be permanently cancelled and the aggregate amount of Individual Commitments shall be permanently reduced by the same amount and the Individual Commitment of each of the other Lenders shall remain the same.

8.4                                                                               Indemnity Relating to Credits

Upon notice from the Agent or a Lender (which notice shall be accompanied by a detailed calculation of the amount to be paid by the Borrower), the Borrower shall pay to such Lender such amount or amounts as will compensate the Agent or such Lender for any loss, cost or expense incurred by it:

(a)                                 in the liquidation or redeposit of any funds acquired by the Lender to fund or maintain any portion of a LIBOR Loan or BA Rate Loan as a result of:

(i)                                     the failure of the Borrower to borrow or make repayments on the dates specified under this Agreement or in any notice from the Borrower to the Agent (provided that if any notice specifies the repayment of a LIBOR Loan or a BA Rate Loan at any time other than its maturity date, then the Borrower shall be responsible for any loss, costs or expenses referred to above); or

(ii)                                  the repayment or prepayment of any amounts on a day other than the payment dates prescribed herein;

(b)                                 in converting United States dollars into Canadian dollars or Canadian dollars into United States dollars as a result of the failure of the Borrower to make repayments of outstanding credit hereunder in the currency in which such outstanding credit was denominated; or

(c)                                  with respect to any Bankers’ Acceptance or Letter, arising from claims or legal proceedings, and including reasonable legal fees and disbursements, respecting the obtaining of credit by the Borrower by way of such Bankers’ Acceptance or Letter,the collection of amounts owed by the Borrower hereunder in respect of such Bankers’ Acceptance or Letter or the enforcement of the Agent’s or any Lender’s rights hereunder in respect of such Bankers’ Acceptance or Letter including, without limitation, legal proceedings attempting to restrain the Agent or any Lender from paying any amount under such Bankers’ Acceptance or Letter.

8.5                                                                               Indemnity for Transactional and Environmental Liability

(a)                                 The Borrower hereby agrees to indemnify, exonerate and hold the Agent, each Lender and each of their respective shareholders, officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs (including, without limitation, all documentary, recording, filing, mortgage or other stamp taxes or duties), charges, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable legal fees and reasonable out-of-pocket disbursements and amounts paid in settlement of any and every kind whatsoever (collectively, in this Section 8.5(a), the “Indemnified Liabilities”), paid, incurred or suffered by, or asserted against, the Indemnified Parties or any of them as a result of, or arising out of, or relating to (i) the extension of credit contemplated herein, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any credit extended hereunder, (iii) any actual or threatened investigation, litigation or other proceeding relating to any credit extended or proposed to be extended as contemplated herein or (iv) the execution, delivery, performance or enforcement of any Loan Document and any instrument, document or agreement executed pursuant hereto or thereto, except for any such Indemnified Liabilities (x) that a court of competent jurisdiction determines in a final non-appealable decision arose on account of the relevant Indemnified Party’s gross negligence or wilful misconduct or (y) that constitute loss of profit, loss of income or revenue or loss of business opportunity of such Indemnified Party.

(b)                                 Without limiting the generality of the indemnity set out in Section 8.5(a), the Borrower hereby further agrees to indemnify, exonerate and hold the Indemnified Parties free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs, charges, liabilities and damages, and reasonable expenses in connection therewith, including, without limitation, reasonable legal fees and reasonable out-of-pocket disbursements, and amounts paid in settlement, of any and every kind whatsoever (collectively, in this Section 8.5(b), the “Indemnified Liabilities”), paid, incurred or suffered by, or asserted against the Indemnified Parties or any of them for, with respect to, or as a direct or indirect result of, (i) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any real property legally or beneficially owned (or any estate or interest which is owned), leased, occupied or operated by the Borrower or any of its Subsidiaries of any Hazardous Material or

(ii) the breach or violation of any Environmental Law by the Borrower or any of its Subsidiaries, regardless of whether caused by, or within the control of, the Borrower or such Subsidiary, except for any such Indemnified Liabilities (x) that a court of competent jurisdiction determines arose on account of the relevant Indemnified Party’s gross negligence or wilful misconduct, (y) that constitute loss of profit, loss of income or revenue or loss of business opportunity of such Indemnified Party or (z) that would have been paid, incurred or suffered by or asserted against the Indemnified Parties or any of them in the absence of the Loan Documents and the arrangements contemplated thereby.

(c)                                  Each Indemnified Party shall notify the Borrower as soon as reasonably practicable upon becoming aware of facts which the Indemnified Party believes in good faith could give rise to a claim under this Section 8.5.  No Indemnified Party shall settle or pay any third party claim for which indemnification may be sought except with the prior written consent of the Borrower.  The Borrower shall have the right to participate in or assume control of the defence of any third party claim, with the advice of counsel satisfactory to the Borrower.  To the extent an Indemnified Party shall have rights against any third party, including an insurer, with respect to an indemnified matter hereunder, such Indemnified Party shall make such claim and promptly remit the proceeds thereof to reimburse the Borrower for amounts paid by it under this Section 8.5 in respect of such matter; provided, however, that such Indemnified Party shall only be obligated to remit any such proceeds to the extent it has received payment in full from the Borrower with respect to such indemnified matter.

(d)                                 All obligations provided for in this Section 8.5 shall survive the permanent repayment of all of the outstanding credit hereunder and the termination of the Credit Facility and this Agreement and shall not be reduced or impaired by any investigation made by or on behalf of the Agent, the Lenders or any of them.

(e)                                  The Borrower hereby agrees that, for the purposes of effectively allocating the risk of loss placed on the Borrower by this Section 8.5, the Agent and each Lender shall be deemed to be acting as the agent or trustee on behalf of and for the benefit of their respective shareholders, officers, directors, employees and agents.

(f)                                   If, for any reason, the obligations of the Borrower pursuant to this Section 8.5 shall be unenforceable, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each obligation that is permissible under applicable Law, except to the extent that a court of competent jurisdiction determines such obligations arose on account of the gross negligence or wilful misconduct of any Indemnified Party.

8.6                                                                               Gross-Up for Taxes

(a)                                 (i)                                     All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any

Taxes except to the extent that such deduction or withholding is required by any applicable Law, as modified by the administrative practice of any relevant Governmental Authority then in effect.  If any such Taxes are required to be withheld from any amount payable to the Agent or any Lender hereunder, or if the Agent or any Lender is subject to Taxes under Part XIII of the Tax Act (or any successor part) in respect of any such amount but such Taxes are not levied by way of deduction or withholding (“Part XIII Tax Payable”), the Borrower shall:

(A)                               promptly notify the Agent of such requirement;

(B)                               (I) pay to the relevant Governmental Authority the full amount required to be deducted or withheld (including the full amount of Taxes required to be deducted or withheld from any additional amount paid by the Borrower to the Agent or such Lender under this Section 8.6(a)), or, as the case may be,

(II)                              (a)                                 pay to the relevant Governmental Authority, or

(b)                                 if the Borrower has not been provided by the Agent or such Lender with any authorization and/or particulars that are required for the Borrower to make such payment to the relevant Governmental Authority, pay to the Agent or such Lender, as the case may be, the full amount of any Part XIII Tax Payable in respect of such amount (including the full amount of Part XIII Tax Payable on any additional amount paid by the Borrower to the Agent or such Lender under this Section 8.6(a)).  If (I) or (II)(a) applies, the Borrower shall pay such amount to such Governmental Authority within the time period required by applicable Law for Taxes referred to in (I) that are required to be deducted or withheld.  If (II)(b) applies, the Borrower shall pay such amount to the Agent or such Lender, as applicable, at least three Business Days before the expiration of the aforementioned time period;

(C)                               as promptly as possible thereafter, forward to the Agent and such Lender an official receipt (or a certified copy), or other documentation reasonably acceptable to the Agent and such Lender, evidencing any such payment to such Governmental Authority; and

(D)                               pay to the Agent or such Lender, in addition to the payment to which the Agent or such Lender is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Agent or such Lender (free and clear of and net of any such Taxes (including the full amount of any Part XIII Tax Payable), whether assessable against the Borrower, the Agent or such Lender) will equal the full amount the Agent or such Lender would have received had no such deduction or withholding been required or no Part XIII Tax Payable been levied, as the case may be.

(ii)                                  If the Borrower fails to pay to the relevant Governmental Authority or the Agent or any Lender within the time period referenced in Section 8.6(a)(i)(B) any Taxes that it was required to pay to such Governmental Authority or the Agent or such Lender, as applicable, under this Section 8.6(a) in respect of any payment to or for the benefit of the Agent or any Lender under this Agreement or fails to furnish the Agent or such Lender, as applicable, with the documentation referred to in Section 8.6(a) when required to do so, the Borrower shall forthwith on demand fully indemnify the Agent or such Lender, as applicable, on an after-Taxes basis, from and against any Taxes (including interest and penalties), losses and expenses which the Agent or such Lender may suffer or incur as a result of such failure.

(iii)                               The Borrower shall also indemnify the Agent and each Lender, on an after-Taxes basis, for any additional Taxes on net income (including interest and penalties in respect thereof) that the Agent or such Lender may be obliged to pay as a result of the payment of additional amounts under this Section 8.6(a) within ten (10) days from the date the Agent or such Lender, as applicable, makes written demand therefor, accompanied by a certificate stating the amount of the relevant Taxes, including interest and/or penalties, and the computation thereof, which certificate shall (absent manifest error) be conclusive.

(iv)                              The Borrower’s obligations under this Section 8.6(a) shall survive the termination of the Credit Facility and this Agreement and the permanent repayment of the outstanding credit and all other amounts payable hereunder.

(b)                                 Notwithstanding Section 8.6(a), the Borrower shall not be required to indemnify or pay any additional amounts in respect of Taxes (including, for greater certainty, Part XIII Tax Payable) applicable to any amount payable with respect to any outstanding credit or portion thereof pursuant to Section 8.6(a) above to any Lender that is not a Canadian Qualified Lender, unless such outstanding credit or portion thereof, as the case may be, was assigned, participated or transferred to such Lender at the request of the Borrower, or was assigned, participated or transferred to such Lender following the occurrence of and during the continuance of an Event of Default.

(c)                                  If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which a payment has been made hereunder, the relevant Lender or the Agent, as applicable, shall cooperate with the Borrower in challenging such Taxes at the Borrower’s expense if so requested by the Borrower.  If any Lender or the Agent, as applicable, receives a refund of, or credit for, Taxes for which a payment has been made by the Borrower pursuant to this Agreement, which refund or credit in the good faith judgment of such Lender or the Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender or the Agent, as the case may be, shall reimburse the Borrower for such amount as the Lender or the Agent, as the case may be, determines to be the proportion of the refund or credit as will leave it, after such reimbursement, in no better or worse position than it would have been in if such Taxes had not been exigible.  A Lender or the Agent shall claim any refund or credit that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim.  Neither the Lender nor the Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (c) or any other provision of this Section 8.6, except to the extent necessary for determining the basis for any amounts required to be indemnified by the Borrower under this Section 8.6.

ARTICLE 9
REPAYMENTS AND PREPAYMENTS

9.1                                                                               Repayment of Credit Facility

The aggregate credit outstanding under the Credit Facility, together with all accrued but unpaid interest thereon and all accrued but unpaid fees with respect thereto, shall be repaid in full by the Borrower to the Lenders on the Maturity Date.  As concerns any Letter which, on the Maturity Date, has an expiry date later than the Maturity Date, the Borrower shall pay to the Agent, for the account of the Lenders, or the Fronting Lender, as the case may be, on the Maturity Date, the then contingent liability of the Lenders thereunder (to be held solely for the purpose of satisfying any draw under such Letter and to be held subject to Section 13.2).  Following such payment by the Borrower to the Agent, for the account of the Lenders, or the Fronting Lender, as the case may be, the Borrower shall have no further liability to the Lenders with respect to any such Letter.  Amounts which are repaid as aforesaid may not be reborrowed.

9.1A                                                                      Extension of Maturity Date

(a)                                 At any time not more than 90 days and less than 60 days prior to the date which is one year prior to the then current Maturity Date, the Borrower may, by written request to the Agent (for the purposes of this Section 9.1A, the “Extension Request”), request that the then current Maturity Date be extended for a further period of two years from the then current Maturity Date at such time.  A copy of the Extension Request shall be provided by the Agent to each of the Lenders in accordance with Section 14.18.  Each Lender may, in its sole discretion and regardless of whether or not there is any Default hereunder, by written notice to the Agent (for the purposes of this Section 9.1A, the “Extension Response Notice”), not later than 25 days prior to the date which is one year prior to the then current Maturity Date (for the purposes of this Section 9.1A, the “Extension

Response Period”), approve or decline the Extension Request.  If any Lender does not provide an Extension Response Notice within the Extension Response Period, such Lender shall be deemed to have declined the Extension Request.  If Lenders with Individual Commitments that in the aggregate are equal to or greater than 70% of the aggregate Individual Commitments with respect to the Credit Facility of all Lenders approve the Extension Request, the Agent shall notify the Borrower and the Lenders of such approval and confirm the new Maturity Date.  If Lenders with Individual Commitments with respect to the Credit Facility that in the aggregate are less than 70% of the aggregate Individual Commitments of all Lenders approve the Extension Request, the Agent shall notify the Borrower and the Lenders that the Maturity Date shall not be extended, and the aggregate credit outstanding under the Credit Facility, together with all accrued but unpaid interest thereon and all accrued but unpaid fees with respect thereto, shall be repaid in full by the Borrower to the Lenders on the Maturity Date.

(b)                                 If Lenders with Individual Commitments that in the aggregate are equal to or greater than 70% but less than 100% of the aggregate Individual Commitments with respect to the Credit Facility of all Lenders approve the Extension Request within the Extension Response Period (for the purposes of this Section 9.1A, the “Approving Lenders”), the following shall apply:

(i)                                     On or before the second Business Day after the Extension Response Period, the Agent shall give written notice (for the purposes of this Section 9.1A, the “Acquisition Request Notice”) to the Borrower and each Lender identifying the Approving Lenders and Lender or Lenders that have declined or are deemed to have declined the Extension Request (for the purposes of this Section 9.1A, the “Declining Lenders”) and their respective Individual Commitments with respect to the Credit Facility.

(ii)                                  Any Approving Lender may, at its option, acquire all or any portion of the rights and obligations of the Declining Lenders under the Loan Documents to the extent that they relate to the Credit Facility (for the purposes of this Section 9.1A, all of such rights and obligations being herein called the “Available Amount”) by giving written notice to the Agent (for the purposes of this Section 9.1A, an “Acquisition Notice”) of the portion of the Available Amount which it is prepared to acquire (for the purposes of this Section 9.1A, the “Desired Acquisition Amount”).  Such Acquisition Notice shall be given within 10 days following the giving of the Acquisition Request Notice (for the purposes of this Section 9.1A, such deadline being herein called the “Acquisition Deadline”).  If only one Approving Lender gives an Acquisition Notice to the Agent or if more than one Approving Lender gives an Acquisition Notice to the Agent but the aggregate of their Desired Acquisition Amounts is less than or equal to the Available Amount, then each such Approving Lender shall be entitled to acquire its Desired Acquisition Amount of the rights and obligations of the Declining Lenders under the Loan Documents to the extent that they relate to the Credit Facility.  If more than one Approving Lender gives an

Acquisition Notice to the Agent and the aggregate of the Desired Acquisition Amounts is greater than the Available Amount, then each such Approving Lender shall be entitled to acquire a pro rata share of the rights and obligations of the Declining Lenders under the Loan Documents to the extent that they relate to the Credit Facility, such pro rata share being determined based on the relative Desired Acquisition Amount of each such Approving Lender.  On or before the second Business Day following the Acquisition Deadline, the Agent shall give to the Borrower and each Lender a written notice identifying the Available Amount of each Declining Lender and the portion thereof available to be acquired by each Approving Lender.  Each of such acquisitions shall be completed on the date which is one year prior to the then current Maturity Date (without giving effect to any extension thereof) in accordance with the procedures set out in Section 15.6(c).  If the Available Amount is not completely acquired by the Approving Lenders, the Borrower may locate other Persons (for the purposes of this Section 9.1A, “Substitute Lenders”) who qualify as Lenders, are satisfactory to the Agent, acting reasonably, and who acquire all or a portion of the balance of the rights and obligations of the Declining Lenders under the Loan Documents to the extent that they relate to the Credit Facility on the date which is one year prior to the then current Maturity Date (without giving effect to any extension thereof) in accordance with the procedures set out in Section 15.6(c).  Any outstanding credit extended by the Declining Lenders to the Borrower under the Credit Facility which is not so acquired by Approving Lenders or Substitute Lenders shall be repaid and the Individual Commitments of the Declining Lenders not so acquired shall be cancelled on the date which is one year prior to the then current Maturity Date (without giving effect to the Extension Request) and the amount of the Credit Facility shall thereupon be reduced by the aggregate of the Individual Commitments so cancelled.  The Borrower shall comply with Section 8.4 in connection with any such prepayment.  As concerns any Bankers’ Acceptances or BA Rate Loans that otherwise would be subject to prepayment pursuant to this Section 9.1A(b)(ii), the Borrower shall forthwith pay to the Agent an amount equal to the aggregate of the aggregate face amount of such Bankers’ Acceptances and the aggregate principal amount of such BA Rate Loans, such amount to be held by the Agent against any amount owing by the Borrower to such Declining Lenders in respect of such Bankers’ Acceptances and BA Rate Loans.  Any such amount paid to the Agent shall be held on deposit by the Agent until the maturity date of such Bankers’ Acceptances or BA Rate Loans, at which time it shall be applied against the indebtedness of the Borrower to such Declining Lenders thereunder.  While on deposit with the Agent, such amount shall bear interest at the rate applicable to short term deposits.  As concerns any Letter that otherwise would be subject to prepayment pursuant to this Section 9.1A(b)(ii), the Borrower shall forthwith pay to the Agent or the Fronting Lender, as the case may be, an amount equal to the aggregate contingent liability of the relevant Declining Lenders under such Letter, such amount to be held by the Agent or the Fronting Lender, as the case may be, subject to Section 13.2.

9.2                                                                               Voluntary Prepayments

The Borrower shall be entitled, at its option and upon two Business Days’ irrevocable notice to the Agent, to prepay all or any portion of any outstanding credit under the Credit Facility at any time provided that (i) Section 8.4 shall be complied with in connection with any such prepayment, (ii) Bankers’ Acceptances and BA Rate Loans may only be prepaid on their maturity and (iii) any such prepayment of all or any portion of any outstanding Loan shall be in an amount of no less than $2,000,000 and otherwise in multiples of $100,000.  Amounts which are prepaid as aforesaid may be reborrowed.

9.3                                                                               Reimbursement Obligation for Maturing Bankers’ Acceptances

The Borrower hereby unconditionally agrees to pay to each Lender on the maturity date (whether at stated maturity, by acceleration or otherwise) of each Bankers’ Acceptance accepted by such Lender the undiscounted face amount of such then-maturing Bankers’ Acceptance.  The obligation of the Borrower to reimburse the Lenders for then-maturing Bankers’ Acceptances may be satisfied by the Borrower by:

(a)                                 paying to the Lenders, in accordance with Section 3.8, on the maturity date of the Bankers’ Acceptances an amount equal to the aggregate undiscounted face amount thereof, provided that the Borrower shall notify the Agent of its intention to reimburse the Lenders in such manner prior to 9:00 a.m. (Toronto time) on such maturity date;

(b)                                 replacing the maturing Bankers’ Acceptances with new Bankers’ Acceptances in accordance with Section 5.1; or

(c)                                  converting the maturing Bankers’ Acceptances into a Loan in accordance with Section 6.3.

In no event shall the Borrower claim from the Lenders any grace period with respect to the aforesaid obligation of the Borrower to reimburse the Lenders.

9.4                                                                               Letters Subject to an Order

The Borrower shall pay to the Agent or the Fronting Lender, as the case may be, for the account of the Lenders, or the Fronting Lender, as the case may be, an amount equal to the maximum amount available to be drawn under any unexpired Letter which becomes the subject of any Order.  Payment in respect of each such Letter shall be due forthwith no later than one Business Day after demand and shall be held subject to Section 13.2.

9.5                                                                               Repayment of Credit Excess

The Borrower shall repay to the Agent for the account of the Lenders on demand by the Agent the amount of any Credit Excess existing from time to time, any such repayment to be made no later than one Business Day after the making of such demand.  To the extent any such Credit Excess results solely from currency fluctuations, no such demand shall be made (unless a Default has occurred and is continuing) unless the amount of any such Credit Excess at the time of such demand exceeds 103% of the amount of the Credit Facility at such time.

9.6                                                                               Currency of Repayment

All payments and repayments of outstanding credit hereunder shall be made in the currency of such outstanding credit.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1                                                                        Representations and Warranties

To induce the Agent and the Lenders to enter into this Agreement and to extend credit to the Borrower hereunder, the Borrower hereby represents and warrants to the Agent and the Lenders as at the date hereof, as at the date of each extension of credit hereunder and as of the last day of each Fiscal Quarter, as follows and acknowledges and confirms that the Agent and the Lenders are relying upon such representations and warranties in executing this Agreement and in extending credit hereunder:

(a)                                 Organization; Powers.  Each Company is duly incorporated, amalgamated or continued and is organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite corporate power and authority to carry on its business as now and formerly conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(b)                                 Authorization; Enforceability.  The execution and delivery of the Loan Documents and the performance of its obligations hereunder and thereunder are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action.  This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

(c)                                  Governmental Approvals; No Conflicts.  The execution and delivery of the Loan Documents and the performance of the Borrower’s obligations hereunder and thereunder (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority that have not been obtained, made or taken (except for normal course post-closing filings under applicable securities Laws or stock exchange rules, which the Borrower will make within the required time frames), (b) will not violate in any material respect any applicable Law or the articles and by-laws of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower.

(d)                                 Financial Condition.

(i)                                     The Borrower has furnished to the Lenders its consolidated balance sheets and statements of income, retained earnings and cash flow as of and for the fiscal year ended December 31, 2010, reported on by its auditors and signed by a Responsible Officer.  Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such date and for such period in accordance with GAAP.

(ii)                                  The fiscal year of the Borrower ends on December 31 of each calendar year.

(e)                                  Litigation.

(i)                                     Other than as previously disclosed to the Agent or the Lenders and confirmed by way of letter dated the date hereof, there are no actions, suits or proceedings (including any Tax-related matter) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Company (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change, or (ii) that involve the Loan Documents.

(ii)                                  Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, no Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, licence or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability.

(f)                                   Compliance with Laws and Agreements.  Each Company is in compliance with all Laws (including Environmental Laws) applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.  No Company has violated or failed to obtain any Authorization necessary to the ownership of any of their respective property or assets or the conduct of their respective businesses, which violation or failure could reasonably be expected to result in (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Change.

(g)                                  Taxes.  Each Company has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, other than Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Company has set aside on its books adequate reserves, except to the extent that any failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(h)                                 Title to Real Property.  The Borrower has indefeasible fee simple title to its material owned real properties (if any), and with respect to leased real properties, indefeasible title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, and its title to its owned and leased real properties is free and clear of all Liens except Permitted Liens.

(i)                                     Title to Personal Property.  Except to the extent not in the aggregate materially adverse to the Borrower’s financial condition or operations, the Borrower has title to its owned personal property, and with respect to leased personal properties, title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, and its title to its owned and leased personal property is free and clear of all Liens except Permitted Liens.

(j)                                    No Defaults under Other Instruments.  No Company is in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in any respect that would result in a Material Adverse Change) under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Indebtedness for Borrowed Money of such Company, or under any material agreement or instrument to which such Company is a party or by which such Company is bound.

(k)                                 No Defaults Hereunder.  No Default has occurred and is continuing.

(l)                                     Material Subsidiaries.  Schedule D correctly sets forth, with respect to each Material Subsidiary as at the date hereof, (i) its legal name, (ii) its form of legal entity, (iii) the number and classes of shares of capital stock (or other units of equity interest) issued by it and which are outstanding and the owners thereof, (iv) the number and classes of shares of capital stock (or other units of equity interest) of other Companies which are owned by such Company, and (v) its jurisdiction of organization.  The form of Schedule D attached hereto shall be deemed to be amended by the closing certificate referred to in Section 12.2(c)(vi) and by each notice delivered pursuant to Section 11.1(b)(v)(E), provided that Schedule D need only be updated with respect to the matters in clauses (iii), (iv) and (v) on a quarterly basis at the time of the delivery of the compliance certificate contemplated by Section 11.1(b)(iii).

10.2                                                                        Survival of Representations and Warranties.  All of the representations and warranties of the Borrower contained in Section 10.1 shall survive the execution and delivery of this Agreement and shall continue until all credit outstanding hereunder has been repaid and the Credit Facility and this Agreement have been terminated notwithstanding any investigation made at any time by or on behalf of the Agent or any of the Lenders.

ARTICLE 11
COVENANTS

11.1                                                                        Affirmative Covenants.  The Borrower hereby covenants and agrees with the Agent and the Lenders that, until all credit outstanding hereunder has been repaid in full and the Credit Facility and this Agreement have been terminated and unless the Lenders have otherwise consented thereto in writing in accordance with Section 14.14:

(a)                                 Prompt Payment.  The Borrower shall duly and punctually pay or cause to be paid to the Lenders and the Agent all amounts payable under this Agreement at the dates and places, in the currency and in the manner mentioned herein.

(b)                                 Financial Statements and Other Information.  The Borrower shall furnish to the Agent (with sufficient copies for each Lender):

(i)                                     Annual Financial Statements.  As soon as available and in any event within 120 days after the end of each fiscal year of each of the Borrower and, if requested by the Agent, each Material Subsidiary, (A) its audited consolidated balance sheet and related statements of income, retained earnings and cash flow as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young or other independent auditors of recognized national standing in the applicable jurisdiction (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the relevant Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (B) its audited non-consolidated balance sheets and related statements of income, retained earnings and cash flow as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the relevant Company on a non-consolidated basis in accordance with GAAP consistently applied;

(ii)                                  Quarterly Financial Statements.  As soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of the Borrower and, if requested by the Agent, each Material Subsidiary, (A) its unaudited consolidated balance sheet and related statements of income, retained earnings and cash flow as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year which includes such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the relevant Company on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, and (B) its unaudited non-consolidated balance sheet and related statements of income, retained earnings and cash flow as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year which includes such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the relevant Company on a non-consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(iii)                               Compliance Certificates.  Concurrently with the financial statements required pursuant to Sections 11.1(b)(i) and (ii) above, a certificate of the Borrower, signed by a Responsible Officer (A) confirming fulfillment of its obligations under this Agreement and the other Loan Documents and demonstrating in reasonable detail compliance (including showing all material calculations) as at the end of the most recently completed Fiscal Year or the most recently completed Fiscal Quarter, with the financial covenant in Section 11.1(j), and (B) containing or accompanied by such financial or other details, information and material as the Agent may reasonably request to evidence such compliance, which certificate shall be substantially in the form of Schedule B hereto;

(iv)                              Other Information.  Promptly after the same become publicly available, copies of all press releases relating to material change reports, prospectuses, proxy statements and other materials filed out of the ordinary course by the Borrower with any securities commission, stock exchange or similar entity, and all materials distributed out of the ordinary course by the Borrower to its shareholders and which relate to matters in which the Lenders, in such capacities, can reasonably be expected to have an interest; and

(v)                                 Notices of Default.  Promptly after any Responsible Officer of the Borrower learns of the receipt or occurrence of any of the following, a certificate of the Borrower, signed by a Responsible Officer, specifying (A) any official notice of any violation, possible violation, non-compliance or possible non-compliance, or claim made by any Governmental Authority pertaining to all or any part of the properties of any Company which could reasonably be expected to result in a Material Adverse Change, (B) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default, (C) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of Indebtedness for Borrowed Money of any Company in an amount in excess of U.S. $10,000,000 with respect to an actual or alleged default, together with a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the relevant Company is taking or proposes to take with respect thereto, (D) any event, development or condition which may reasonably be expected to result in a Material Adverse Change or (E) any representation and warranty in Section 10.1 (with Section 10.1(d)(i) being amended to refer to the most recent financial statements delivered to the Agent) ceasing to be true and correct at such time.

(c)                                  Existence; Conduct of Business.  The Borrower shall, and shall cause each other Company to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (subject only to Section 11.3(b)) and the rights, licences, permits, privileges and franchises material to the conduct of its business, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(d)                                 Payment of Obligations.  The Borrower shall, and shall cause each other Company to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Change, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such other Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) any failure to make payment pending such contest, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.  For certainty, this Section 11.1(d) does not impose any obligation on the Borrower to fund any Material Subsidiary to pay such Material Subsidiary’s Taxes or to pay such Taxes on such Material Subsidiary’s behalf.

(e)                                  Books and Records; Inspection Rights.  The Borrower shall, and shall cause each other Company to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower shall, and shall cause each other Company to, permit any representatives designated by the Agent, upon reasonable prior notice and during normal business hours, but not more than once in any year so long as no Default has occurred and is continuing, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants.

(f)                                   Compliance with Laws.  The Borrower shall, and shall cause each other Company to, comply with all Laws and Authorizations applicable to it or its property, except where any failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(g)                                  Use of Proceeds.  The proceeds of the credit extended under the Credit Facility shall be used for general working capital purposes of the Borrower, including, for certainty, making investments (whether by way of equity, debt or otherwise) in its existing Subsidiaries.  For certainty, the proceeds of the credit extended under the Credit Facility may be used to acquire new Subsidiaries provided such acquisition is consensual and not hostile in nature.

(h)                                 Further Assurances.  The Borrower shall cure promptly any defects in the execution and delivery of the Loan Documents, including this Agreement.  The Borrower shall, at its expense, as promptly as practical, execute and deliver to the Agent, upon request, all such other and further documents, agreements and instruments in compliance with or performance of the covenants and agreements of the Borrower in the Loan Documents, all as may be necessary in connection therewith.

(i)                                     Insurance.  The Borrower shall, and shall cause each other Company to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority, except to the extent that any failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(j)                                    Financial Covenant.  The Borrower shall ensure that the Consolidated Debt to Consolidated Capitalization Ratio does not exceed 0.70:1:00 at any time.

(k)                                 Material Subsidiaries.  The Borrower shall not permit any other Company to issue any shares to any Person and the Borrower shall not, and shall not permit any other Company to, transfer, sell or otherwise dispose of the shares of any other Company to any Person other than (i) the issuance, transfer, sale or other disposition of such shares to the Borrower or any direct or indirect wholly-owned Subsidiary of the Borrower which has not incurred and will not incur Indebtedness for Borrowed Money, (ii) the issuance of shares of Fortis Alberta Holdings Inc. and Fortis Pacific Holdings Inc. to FortisWest, (iii) the issuance of preferred shares of FortisWest to Fortis Properties and FortisOntario in connection with the FortisWest Transaction, (iv) with the prior consent of the Lenders, the issuance of redeemable retractable preferred shares of a Company to a Subsidiary of the Borrower in connection with intercorporate transactions similar in nature to the FortisWest Transaction and provided that such preferred shares are pledged to the Borrower or the transaction otherwise does not effectively reduce the direct interest of the Borrower in the Company issuing the preferred shares, (v) the issuance, transfer, sale or other disposition of preferred shares of Newfoundland Power Inc., (vi) the issuance of shares of Subsidiaries of FortisBC to FortisBC, (vii) the transfer of shares of FortisBC to Fortis Pacific Holdings Inc. and of shares of FortisAlberta to Fortis Alberta Holdings Inc. and (viii) the issuance of redeemable retractable preferred shares of a Company to a Subsidiary of the Borrower in connection with intercorporate transactions provided that (A) prior written notice of such intercorporate transaction is provided by the Borrower to the Agent, (B) no Default has occurred and is continuing at the time of implementation of such intercorporate transaction or would arise immediately thereafter and (C) such preferred shares are redeemed as one of the steps in such intercorporate transaction and are not outstanding for more than one year; provided further that, the Borrower shall be entitled to dispose of up to 10% of its direct or indirect ownership of any Material Subsidiary either by way of transfer, sale or issuance of shares in such Material Subsidiary without the prior consent of the Majority Lenders provided that any such transfer, sale or issuance of shares does not result in a material reduction or other impairment of the Borrower’s direct or indirect dividend flow from such Material Subsidiary.

(l)                                     Reimbursement of Expenses.  The Borrower shall reimburse the Agent, on demand, for all reasonable out-of-pocket costs, charges and expenses incurred by it or on its behalf (including, without limitation, the fees and out-of-pocket disbursements of its consultants and its legal counsel) in connection with the Agent’s due diligence investigation (whenever conducted), the negotiation, preparation, execution, delivery, syndication, post-closing advertising agreed to by the Borrower, interpretation and enforcement of the Loan Documents and all other documentation ancillary to the completion of the transactions contemplated hereby and thereby and any amendments hereto or thereto and any waivers of any provisions hereof or thereof (whether or not consummated or entered into), provided that all out-of-pocket costs, charges and expenses shall be evidenced by appropriate documentation, including detailed billing summaries with respect to fees of legal counsel.

(m)                             Rating of the Borrower.  The Borrower shall forthwith provide notice to the Agent of (x) any change in any existing Rating or (y) any obtaining of a new solicited and published Rating.

11.2                                                                        Performance of Covenants by Agent

The Agent may, upon notice by the Agent to the Borrower, perform any covenant of the Borrower under any Loan Document which the Borrower fails to perform or cause to be performed and which the Agent is capable of performing, including any covenants the performance of which requires the payment of money, provided that the Agent shall not be obligated to perform any such covenant on behalf of the Borrower and no such performance by the Agent shall require the Agent to further perform the Borrower’s covenants or shall operate as a derogation of the rights and remedies of the Agent or the Lenders under this Agreement or as a waiver of such covenant by the Majority Lenders.  Any amounts paid by the Agent as aforesaid shall be repaid by the Borrower to the Agent on demand.

11.3                                                                        Restrictive Covenants

The Borrower hereby covenants and agrees with the Agent and the Lenders that, until all credit outstanding hereunder has been repaid in full and the Credit Facility and this Agreement have been terminated and unless the Lenders have otherwise consented thereto in writing in accordance with Section 14.14:

(a)                                 Liens.  The Borrower shall not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except Permitted Liens.  Notwithstanding the foregoing, the Borrower shall not permit to exist any Lien on any of the shares of any Material Subsidiary owned by another Company, other than a Lien in favour of a Company.

(b)                                 Fundamental Changes.

(i)                                     The Borrower shall not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or, subject to Section 11.1(k), all or any of the stock of any Material Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve.

(ii)                                  The Borrower shall not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or any of the stock of any other Material Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing, (A) any Material Subsidiary may amalgamate with any other Material Subsidiary or with any Subsidiary if the continuing corporation will become a

Material Subsidiary as a result of such amalgamation, (B) any Material Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to another Material Subsidiary or to any Subsidiary which will become a Material Subsidiary as a result of such transaction and (C) any Material Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is not materially disadvantageous to the Borrower and the Lenders.

(iii)                             The Borrower shall not, and shall not permit any Material Subsidiary to, engage to any material extent in any material business that is materially different from businesses of the type conducted (x) by the Borrower and its Material Subsidiaries on the date of execution of this Agreement or (y) in respect of any entity that becomes a Material Subsidiary after the date of the execution of this Agreement, by such Material Subsidiary on the last day of the Fiscal Quarter immediately preceding the date on which such entity becomes a Material Subsidiary, and businesses reasonably related or incidental thereto.

(c)                                  Indebtedness for Borrowed Money.  The Borrower shall not create, incur, assume or permit to exist any Indebtedness for Borrowed Money, except:

(i)                                   any Indebtedness for Borrowed Money created under the Loan Documents;

(ii)                                any Indebtedness for Borrowed Money incurred by the Borrower to refinance the Indebtedness for Borrowed Money created hereunder;

(iii)                             any other Indebtedness for Borrowed Money of the Borrower existing on the date hereof or incurred by the Borrower to refinance all or any part thereof;

(iv)                            Indebtedness for Borrowed Money of the Borrower permitted pursuant to Section 11.3(h)(v);

(v)                               Indebtedness for Borrowed Money of the Borrower under the RBC Demand Overdraft Facility;

(vi)                            any Purchase Money Obligation; and

(vii)                         any additional Indebtedness for Borrowed Money, provided that (A) at the time of such incurrence, no Default has occurred and is continuing, (B) no Default would arise immediately after or as a result of such incurrence and (C) there would not be a breach of Section 11.1(j) immediately after giving effect to such incurrence.

The Borrower shall not suffer or permit FortisWest to create, incur or assume at any time any Indebtedness for Borrowed Money other than Indebtedness for Borrowed Money incurred as a result of the implementation of any Reversion

Mechanics.  For certainty, reference to Reversion Mechanics in this Section 11.3(c) shall apply mutatis mutandis to a transaction permitted under clause (iv) of Section 11.1(k) involving FortisWest.

(d)                                 Guarantees.  Subject to Section 11.3(h), the Borrower shall not Guarantee any obligations of any other Person, other than (x) any Guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business or (y) any Guarantees of any Indebtedness for Borrowed Money of any of its Subsidiaries, provided that, were such Indebtedness for Borrowed Money to have been incurred directly by the Borrower, the incurring of such Indebtedness for Borrowed Money of the Borrower would not breach Section 11.3(c).

(e)                                  Restricted Payments.  The Borrower shall not, and shall not permit any other Company to, declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (i) provided no Default has occurred and is continuing, the Borrower may declare and pay ordinary course dividends with respect to its share capital (but not special or extraordinary dividends), provided that there would not be a breach of Section 11.1(j) after giving effect to the payment, (ii) any other Company may declare and pay ordinary course, special and extraordinary dividends to the Borrower or for the indirect benefit of the Borrower, (iii) the Borrower or any other Company may make Restricted Payments pursuant to and in accordance with stock option plans, stock purchase plans, profit sharing plans, dividend reinvestment plans and/or other benefit plans or investment plans for management, employees or customers of the relevant Company, (iv) the purchase or redemption by Newfoundland Power Inc. of its preferred shares pursuant to the operation of the purchase funds applicable to such preferred shares provided that the aggregate amount of such purchase and/or redemption in any Fiscal Year shall not exceed $300,000, (v) the Borrower may make scheduled interest payments under its convertible subordinated debentures due 2016 in the principal amount of U.S.$40,000,000, (vi) FortisWest may declare and pay dividends with respect to its preferred shares issued to FortisOntario, Fortis Properties and FortisBC Holdings Inc. in connection with the FortisWest Transaction, (vii) a Company may declare and pay dividends with respect to its preferred shares issued in connection with a transaction permitted under clause (iv) or clause (ix) of Section 11.1(k) and (viii) any Restricted Payment by the Borrower or any other Company in addition to those set forth in clauses (i) - (vii) of this Section 11.3(e), provided that (A) at the time of giving effect to such Restricted Payment, no Default has occurred and is continuing, (B) no Default would arise immediately after or as a result of giving effect to such Restricted Payment, (C) the Consolidated Debt to Consolidated Capitalization Ratio would not exceed 0.65:1.00 immediately after giving effect to such Restricted Payment and (D) the Borrower has given the Agent, prior to giving effect to such Restricted Payment, a certificate detailing such Restricted Payment and evidencing compliance with clauses (A) to (C) above.

(f)                                   Transactions with Affiliates.  The Borrower shall not, and shall not permit any other Company to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except to the extent required (i) to give effect to (A) the FortisWest Transaction, (B) the transfer by FortisBC of all or part of the Walden Group to another Company, (C) the acquisition of FortisAlberta and FortisBC (including (x) the interest payable by each of FortisOntario, Fortis Properties and FortisBC Holdings Inc. to the Borrower on the intercompany notes issued by them in connection with the FortisWest Transaction and (y) in relation to the Guarantees referred to in Section 11.3(d)), (D) a transaction permitted under clause (iv) or clause (ix) of Section 11.1(k), or (E) intercompany loans made by the Borrower to FortisBC Holdings Inc., the proceeds of which are used by FortisBC Holdings Inc. to repay Indebtedness for Borrowed Money, or (ii) in the ordinary course of business at prices and on terms and conditions not less favourable to such Company than could be obtained on an arm’s length basis from unrelated third parties.  The Borrower shall not enter into any transaction or series of transactions, or permit any other Company to enter into any transaction or series of transactions, with Affiliates of any of the Companies, which involve an outflow of money or other property from such Company to an Affiliate of any of the Companies, including payment of management fees, affiliation fees, administration fees, compensation, salaries, asset purchase payments or any other type of fees or payments similar in nature, other than on terms and conditions substantially as favourable to such Company as would be obtainable by such Company in a reasonably comparable arm’s length transaction with a Person other than an Affiliate of such Company.  The foregoing restrictions shall not apply to (A) the payment of reasonable and customary fees to directors of the Borrower who are not employees of the Borrower or the payment of management fees to a Company, directly or indirectly, through a Subsidiary, (B) any other transaction with any employee, officer or director of a Company pursuant to employee profit sharing and/or benefit plans and compensation and non competition arrangements in amounts customary for corporations similarly situated to such Company and entered into in the ordinary course of business and approved by the board of directors of such Company, (C) any reimbursement of reasonable out of pocket costs incurred by an Affiliate of the Borrower on behalf of or for the account of a Company, or (D) any loan or Guarantee by any Company to any Affiliate.  For greater certainty, nothing in this Section 11.3(f) shall limit or be construed as limiting the ability of a Company to pay management fees or guarantee fees to the Borrower.

(g)                                  Restrictive Agreements.  The Borrower shall not permit any other Company to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that, by its terms, prohibits, restricts or imposes any condition upon its ability to pay dividends or other distributions with respect to any share capital or with respect to, or measured by, its profits or to make or repay loans or advances to the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement, (ii) the foregoing shall not apply to restrictions applicable only during the continuance of a default under the relevant agreement, and (iii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on

Schedule E or contained in any trust indenture evidencing Indebtedness for Borrowed Money of either FortisAlberta or FortisBC entered into after the date hereof provided (x) such Indebtedness for Borrowed Money is otherwise permitted pursuant to Section 11.3(c) and (y) such restrictions and conditions are no more restrictive than those set forth in the credit agreements referred to in items 4 and 5 of Schedule E, including any extension or renewal thereof, or any amendment or modification thereto, other than any such amendment or modification expanding the scope of any such restriction or condition.

(h)                                 Intercorporate Loans and Guarantees.  The Borrower shall not, and shall not permit any other Company to, lend any amount to any Affiliate or Guarantee any obligation of any Affiliate other than a Guarantee by the Borrower permitted pursuant to Section 11.3(d) and except: (i) lendings and guarantees not included in clauses (ii) through (viii) below and not at any time in excess of 10% of Consolidated Shareholders’ Equity at such time; (ii)  with respect to the lending of any amount to, or the guaranteeing any obligation of, Fortis Properties (a Material Subsidiary of the Borrower), the aggregate of such lendings and guaranteed amounts (other than amounts included in clause (vi) below and the MECL loan referred to in Schedule J) may not at any time exceed 10% of Consolidated Shareholders’ Equity at such time; (iii) Guarantees in connection with the acquisition of FortisAlberta and FortisBC; (iv) those intercorporate loans described in Schedule J; (v) those intercompany loans contemplated in the definition of the FortisWest Transaction and intercompany loans made in connection with a transaction permitted under clause (iv) or clause (ix) of Section 11.1(k); (vi) intercompany loans made by a Material Subsidiary to the Borrower provided that the Borrower shall not make any payment with respect to any such intercompany loan if at the time thereof a Default has occurred and is continuing or would occur as a result of such payment; (vii) Guarantees by FortisBC (or, if all or part of the Walden Group has been transferred to another Company, by such Company) of the Walden Indebtedness; and (viii) intercompany loans made by the Borrower to FortisBC Holdings Inc., the proceeds of which are used by FortisBC Holdings Inc. to repay Indebtedness for Borrowed Money.

ARTICLE 12
CONDITIONS PRECEDENT TO OBTAINING CREDIT

12.1                                                                        Conditions Precedent to All Credit

The obligation of the Lenders to extend credit under the Credit Facility is subject to fulfilment of the following conditions precedent at the time such credit is extended:

(a)                                 no Default has occurred and is continuing or would arise immediately after giving effect to or as a result of such extension of credit;

(b)                                 the Borrower shall have complied with the requirements of Article 4, 5 or 6, as the case may be, in respect of the relevant credit; and

(c)                                  the representations and warranties made by the Borrower in the Loan Documents shall be true and correct in all material respects on the date such credit is extended as if such representations and warranties were made on such date.

Section 12.1(a) does not apply to a deemed conversion pursuant to Section 6.6.  Section 12.1(c) does not apply to an extension of credit pursuant to a conversion or rollover.

12.2                                                                        Conditions Precedent to Effectiveness of Agreement

This Agreement shall become effective upon the fulfillment of the following conditions precedent on or before August 15, 2011:

(a)                                 the conditions precedent set forth in Sections 12.1(a) and (c) have been fulfilled;

(b)                                 the absence of any litigation, inquiry and investigation enjoining or restricting the Credit Facility;

(c)                                  the Agent shall have received, in form and substance satisfactory to the Agent:

(i)                                   a duly certified copy of the articles of incorporation and by-laws of the Borrower;

(ii)                                a certificate of status or good standing for the Borrower issued by the appropriate governmental body or agency of the jurisdiction in which the Borrower is incorporated;

(iii)                             a duly certified copy of the resolution of the board of directors of the Borrower authorizing it to execute, deliver and perform its obligations under each Loan Document;

(iv)                            a certificate of an officer of the Borrower, in such capacity, setting forth specimen signatures of the individuals authorized to sign the Loan Documents;

(v)                               a certificate of a senior officer of the Borrower, in such capacity, certifying that, to the best of his or her knowledge after due inquiry, no Default has occurred and is continuing or would arise immediately upon this Agreement becoming effective;

(vi)                            an update of the information contained in Schedule D, if necessary;

(vii)                         an opinion of the legal counsel to the Borrower in each relevant jurisdiction, addressed to the Agent and the Agent’s counsel, with respect to all matters as the Agent may reasonably request; and

(viii)                      an opinion of the legal counsel to the Agent in each relevant jurisdiction, with respect to all matters as the Agent may reasonably request.

(d)                                 the Agent and its counsel, acting reasonably, shall be satisfied that all applicable Laws have been complied with in all material respects, all material agreements have been entered into and all necessary governmental, corporate and other third party consents, acknowledgements, directions and approvals have been obtained with respect to the Loan Documents; and

(e)                                  all amounts due and payable under or in connection with the Loan Documents shall have been paid.

12.3                                                                        Waiver

The terms and conditions of Sections 12.1 and 12.2 are inserted for the sole benefit of the Agent and the Lenders and the Majority Lenders may waive them in whole or in part, with or without terms or conditions, in respect of any extension of credit, without prejudicing their right to assert them in whole or in part in respect of any other extension of credit.

ARTICLE 13
DEFAULT AND REMEDIES

13.1                                                                        Events of Default

Upon the occurrence of any one or more of the following events (each, an “Event of Default”) which is continuing, unless expressly waived in writing by the Majority Lenders or cured to the satisfaction of the Majority Lenders:

(a)                                 the Borrower shall fail to repay outstanding credit hereunder when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 13.1(a)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days after notice thereof from the Agent to the Borrower;

(c)                                  any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed to be made unless such incorrect representation or warranty is capable of being corrected and the Borrower, acting in good faith, has commenced and is diligently pursuing the correction of such incorrect representation or warranty, in which case the

Borrower shall have an additional 30 days to correct such incorrect representation or warranty;

(d)                                 the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 11.1(b)(v)(B), 11.1(c) (with respect to the Borrower’s existence), 11.1(g) or 11.1(j) or in Section 11.3 and, other than with regards to Section 11.1(b)(v)(B) (which, for certainty, shall not be subject to any grace period), such failure shall continue unremedied for a period of three Business Days after notice thereof from the Agent to the Borrower;

(e)                                  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in any of Section 13.1(a), (b), (c) or (d)) and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent to the Borrower unless such failure is capable of being cured and the Borrower, acting in good faith, has commenced and is diligently pursuing the curing of such failure, in which case the Borrower shall have an additional 30 days to cure such failure;

(f)                                   any obligation or obligations of any Company in respect of Indebtedness for Borrowed Money in excess of the Threshold Amount or the equivalent thereof in any other currency other than under the Loan Documents shall not be paid when due, or, if such Indebtedness for Borrowed Money contemplates a grace period, by the end of such grace period, or if such Indebtedness for Borrowed Money becomes (or becomes capable of being declared) prematurely repayable by reason of a default unless such default has been remedied or cured, or waived by the appropriate debt holder;

(g)                                  [Intentionally deleted];

(h)                                 any Company:

(i)                                   becomes insolvent, or generally does not, or becomes unable to, pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii)                                commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada), or makes an assignment of its property for the general benefit of its creditors under such Act, or makes a proposal (or files a notice of its intention to do so) under such Act;

(iii)                             institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any comparable statute or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)                            applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)                               ceases to carry on business, or threatens to do any of the actions described in this Section 13.1(h) or in Section 13.1(i), or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 13.1(h) or in Section 13.1(i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defence thereof;

(i)                                     any petition is filed, application made or other proceeding instituted against or in respect of any Company:

(i)                                   seeking to adjudicate it an insolvent;

(ii)                                seeking a receiving order against it under the Bankruptcy and Insolvency Act (Canada);

(iii)                             seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any comparable statute or at common law or in equity; or

(iv)                            seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 30 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Company thereunder in the interim, such grace period will cease to apply, and provided further that if the Company files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(j)                                    any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 13.1(h) or (i);

(k)                                 one or more judgments for the payment of money in a cumulative amount in excess of $50,000,000 (or its equivalent) in the aggregate (but only to the extent not adequately covered by insurance as to which the relevant insurance company has acknowledged to the Lenders coverage pursuant to a written confirmation to that effect satisfactory to the Agent, acting reasonably) is rendered against any of the Companies or any combination thereof and such Company has not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(l)                                     any property of any of the Companies having a fair market value in excess of $50,000,000 (or its then equivalent) in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distraint), or any Lien thereon securing Indebtedness for Borrowed Money in excess of $50,000,000 (or its then equivalent) is enforced, in each case by any Person other than the Borrower, continues in effect and is not released or discharged for more than 30 days or such longer period during which entitlement to the use of such property continues with such Company, and such Company is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of such Company, or is sold, in the interim, such grace period will cease to apply;

(m)                             one or more final judgments, not involving the payment of money and not otherwise specified in this Section 13.1(m), has been rendered against any of the Companies, the result of which could reasonably be expected to result in a Material Adverse Change, so long as such Company has not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if proceedings to seize or sell assets of any of the Companies are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(n)                                 any Loan Document is declared to be void or voidable as a result of any act or omission of the Borrower or is repudiated by the Borrower, or the validity, binding effect, legality or enforceability of any Loan Document is at any time contested by the Borrower, or the Borrower denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced to enjoin or restrain the performance or observance by the Borrower of any material terms of any Loan Document or to question the validity or enforceability of any Loan Document, or at any time it is unlawful or impossible for the Borrower to perform any of its material obligations hereunder or thereunder;

(o)                                 a Change of Control occurs; or

(p)                                 the Borrower fails to maintain a Rating by at least one Major Credit Rating Agency;

the Agent (with the approval and instructions of the Majority Lenders) may, by notice to the Borrower, terminate the Credit Facility and the Agent (with the approval and instructions of the Majority Lenders) may, by the same notice or by further notice to the Borrower, declare all indebtedness of the Borrower to the Agent and the Lenders pursuant to this Agreement (including (i) the present value of the face amount of all Bankers’ Acceptances issued and outstanding hereunder based on their respective maturity dates, such present value to be calculated using a discount rate equal to the yield of Government of Canada treasury bills having a similar maturity date and (ii) the then contingent liability of the Lenders under all outstanding Letters) and all unpaid interest and fees hereunder to be immediately due and payable, whereupon the Credit Facility shall terminate and all such indebtedness shall immediately become and be due and payable without further demand or other notice of any kind, all of which are expressly waived by the Borrower (provided, however, that the Credit Facility shall terminate and all such indebtedness of the Borrower to the Agent and the Lenders shall automatically become due and payable, without notice of any kind, upon the occurrence of an event described in clause (h), (i) or (j) above). Upon the payment by the Borrower to the Lenders of the present value of the face amount of all Bankers’ Acceptances issued and outstanding hereunder, the Borrower shall have no further liability to the Lenders with respect to such Bankers’ Acceptances.  Upon the payment by the Borrower to the Agent, on account of the Lenders, or to the Fronting Lender, as the case may be, of the then contingent liability of the Lenders under all outstanding Letters, the Borrower shall have no further liability to the Lenders with respect to such Letters.

13.2                                                                        Refund of Overpayments.  With respect to each Letter for which the Agent, on account of the Lenders, or the Fronting Lender, as the case may be, has been paid all of the Lenders’ contingent liability pursuant to Section 9.1, 9.4 or 13.1 and provided that all amounts due by the Borrower to the Agent or the Fronting Lender, as the case may be, under Section 9.1, 9.4 or 13.1 have been paid, the Agent or the Fronting Lender, as the case may be, agrees to pay to the Borrower, upon the earlier of:

(a)                                 the date on which either the original counterpart of such Letter is returned to the Agent or the Fronting Lender, as the case may be, for cancellation or the Lenders are released by the beneficiary thereof from any further obligations in respect of such Letter;

(b)                                 the expiry of such Letter; and

(c)                                  the Lenders are permanently enjoined by a court of competent jurisdiction from honouring such Letter pursuant to a final Order;

an amount equal to any excess of the amount received by the Agent, on account of the Lenders, or the Fronting Lender, as the case may be, hereunder in respect of its contingent liability under such Letter over the total of amounts applied to reimburse the Lenders for amounts paid by them under or in connection with such Letter (the Agent or the Fronting Lender, as the case may be, having the right to so appropriate such funds) together with interest thereon, at the rate applicable to short-term deposits, on amounts paid until applied or returned.

13.3                                                                        Remedies Cumulative

The Borrower expressly agrees that the rights and remedies of the Agent and the Lenders under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by Law.  Any single or partial exercise by the Agent or any of the Lenders of any right or remedy for a default or breach of any term, covenant or condition in this Agreement does not waive, alter, affect or prejudice any other right or remedy to which the Agent or such Lender may be lawfully entitled for the same default or breach.  Any waiver by the Agent or any of the Lenders of the strict observance, performance or compliance with any term, covenant or condition of this Agreement is not a waiver of any subsequent default and any indulgence by the Agent or any of the Lenders with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of this Agreement is not a waiver of the entire term, covenant or condition or any subsequent default.

13.4                                                                        Irrevocable Direction

In addition to any rights now or hereafter granted under applicable Law, and not by way of limitation of any such rights, the Borrower hereby irrevocably authorizes and directs the Agent and each Lender, after the occurrence of an Event of Default and for so long as such Event of Default continues and without notice to the Borrower or to any other Person, any such notice being expressly waived by the Borrower, to apply any and all deposits, matured or unmatured, general or special, and any other indebtedness at any time held by or owing by the Agent or such Lender to or for the credit of the account of the Borrower against and on account of the obligations and liabilities of the Borrower which are due and payable to the Agent or such Lender under this Agreement and this Section shall constitute full and sufficient authority for so doing.

ARTICLE 14
THE AGENT

14.1                                                                        Appointment and Authorization of Agent

Each Lender hereby appoints and authorizes, and hereby agrees that it will require any assignee of any of its interests in the Loan Documents (other than the holder of a participation in its interests herein or therein) to appoint and authorize the Agent to take such actions as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by such Lender by the terms hereof, together with such powers as are reasonably incidental thereto.  Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any of the Lenders for any action taken or omitted to be taken by it or them thereunder or in connection therewith, except for its own gross negligence or wilful misconduct and each Lender hereby acknowledges that the Agent is entering into the provisions of this Section 14.1 on its own behalf and as agent and trustee for its directors, officers, employees and agents.

14.2                                                                        Interest Holders

The Agent may treat each Lender set forth in Schedule A hereto or the Person designated in the last instrument delivered to it under Section 15.6 as the holder of all of the interests of such Lender under the Loan Documents.

14.3                                                                        Consultation with Counsel

The Agent may consult with legal counsel selected by it as counsel for the Agent and the Lenders and shall not be liable to the Lenders for any action taken or not taken or suffered by it in good faith and in accordance with the advice and opinion of such counsel.

14.4                                                                        Documents

The Agent shall not be under any duty to the Lenders to examine, enquire into or pass upon the validity, effectiveness or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant to or in connection with the Loan Documents and the Agent shall, as regards the Lenders, be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

14.5                                                                        Agent as Lender

With respect to those portions of the Credit Facility made available by it, the Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent.  The Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and its Affiliates and Persons doing business with the Borrower and/or any of its Affiliates as if it were not the Agent and without any obligation to account to the Lenders therefor.

14.6                                                                        Responsibility of Agent

The duties and obligations of the Agent to the Lenders under the Loan Documents are only those expressly set forth herein.  The Agent shall not have any duty to the Lenders to investigate whether a Default or an Event of Default has occurred.  The Agent shall, as regards the Lenders, be entitled to assume that no Default or Event of Default has occurred and is continuing unless the Agent has actual knowledge or has been notified by the Borrower of such fact or has been notified by a Lender that such Lender considers that a Default or Event of Default has occurred and is continuing, such notification to specify in detail the nature thereof.

14.7                                                                        Action by Agent

The Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it on behalf of the Lenders by and under this Agreement or any other Loan Document; provided, however, that the Agent shall not exercise any rights under Section 13.1 or under the Loan Documents expressed to be on behalf of or with the approval of the Majority Lenders without the request, consent or instructions of the Majority Lenders.  Furthermore, any rights of the Agent expressed to be on behalf of or with the approval of the Majority Lenders shall be exercised by the Agent upon the request or instructions of the Majority Lenders.  The Agent shall not incur any liability to the Lenders under or in respect of any of the Loan Documents with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or wilful misconduct.  The Agent shall in all cases be fully protected in acting or refraining from acting under any of the Loan Documents in accordance with the instructions of the Majority Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.  In respect of any notice by or action taken by the Agent hereunder, the Borrower shall at no time be obliged to enquire as to the right or authority of the Agent to so notify or act.

14.8                                                                        Notice of Events of Default

In the event that the Agent shall acquire actual knowledge or shall have been notified of any Default or Event of Default, the Agent shall promptly notify the Lenders and shall take such action and assert such rights under Section 13.1 of this Agreement and under the other Loan Documents as the Majority Lenders shall request in writing and the Agent shall not be subject to any liability by reason of its acting pursuant to any such request.  If the Majority Lenders shall fail for five Business Days after receipt of the notice of any Default or Event of Default to request the Agent to take such action or to assert such rights under any of the Loan Documents in respect of such Default or Event of Default, the Agent may, but shall not be required to, and subject to subsequent specific instructions from the Majority Lenders, take such action or assert such rights (other than rights under Section 13.1 of this Agreement or under the other Loan Documents and other than giving an express waiver of any Default or any Event of Default) as it deems in its discretion to be advisable for the protection of the Lenders except that, if the Majority Lenders have instructed the Agent not to take such action or assert such rights, in no event shall the Agent act contrary to such instructions unless required by Law to do so.

14.9                                                                        Responsibility Disclaimed

The Agent shall be under no liability or responsibility whatsoever as agent hereunder or under any of the other Loan Documents:

(a)                                 to the Borrower or any other Person as a consequence of any failure or delay in the performance by, or any breach by, any Lender or Lenders of any of its or their obligations under any of the Loan Documents;

(b)                                 to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by, the Borrower of any of its obligations under any of the Loan Documents; or

(c)                                  to any Lender or Lenders for any statements, representations or warranties in any of the Loan Documents or in any other documents contemplated hereby or thereby or in any other information provided pursuant to any of the Loan Documents or any other documents contemplated hereby or thereby or for the validity, effectiveness, enforceability or sufficiency of any of the Loan Documents or any other document contemplated hereby or thereby.

14.10                                                                 Indemnification

The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower) pro rata according to the Pro Rata Share of each of them from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of any of the Loan Documents or any other document contemplated hereby or thereby or any action taken or omitted by the Agent under any of the Loan Documents or any document contemplated hereby or thereby, except that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Agent.

14.11                                                                 Credit Decision

Each Lender represents and warrants to the Agent that:

(a)                                 in making its decision to enter into this Agreement and to extend credit to the Borrower under the Credit Facility, it is independently taking whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower and that it has made an independent credit judgment without reliance upon any information furnished by the Agent; and

(b)                                 so long as any portion of the Credit Facility is being utilized by the Borrower, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower.

14.12                                                                 Successor Agent

Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving 30 days’ written notice thereof to the Lenders.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent who shall (provided no Event of Default has occurred and is continuing) be approved by the Borrower and shall be one of the Lenders unless none of the Lenders wishes to accept such appointment.  If no successor Agent shall have been so appointed and shall have accepted such appointment by the time of such resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank organized under the Laws of Canada which has shareholders’ equity in excess of $500,000,000 and has an office in Toronto.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent (in its capacity as Agent but not in its capacity as a Lender) and the retiring Agent shall be discharged from its duties and obligations hereunder (in its capacity as Agent but not in its capacity as a Lender).  After any retiring Agent’s resignation or removal hereunder as the Agent, provisions of this Article 14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

14.13                                                                 Delegation by Agent

With the prior approval of the Majority Lenders, the Agent shall have the right to delegate any of its duties or obligations hereunder as Agent to any Affiliate of the Agent so long as the Agent shall not thereby be relieved of such duties or obligations.

14.14                                                                 Waivers and Amendments

(a)                                 Subject to Section 14.14(b), any term, covenant or condition of any of the Loan Documents may only be amended with the consent of the Borrower and the Majority Lenders or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Majority Lenders and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation, so amended or waived (whether such amendment is executed or such consent or waiver is given before or after such failure), shall not be construed as a breach of such covenant, condition or obligation or as a Default or Event of Default.  Any indulgence by the Lenders or the Majority Lenders with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of any Loan Document is not a waiver of the entire term, covenant or condition or any subsequent default.

(b)                                 Notwithstanding Section 14.14(a), without the prior written consent of each Lender, no such amendment or waiver shall directly:

(i)                                     increase the amount of the Credit Facility;

(ii)                                  alter the terms of Section 2.5 or Article 9;

(iii)                               extend the time of the Maturity Date (other than in accordance with Section 9.1A) or for any other payment of the interest or principal on any Loans extend the time for payment with respect to any Bankers’ Acceptances pursuant to Section 9.3, forgive any portion of interest or principal thereof, reduce the stated rate of interest thereon or amend the requirement of pro rata application of all amounts received by the Agent;

(iv)                              consent to any assignment by the Borrower of the Loan Documents or the benefit thereof;

(v)                                 change the percentage of the Lenders required to constitute the Majority Lenders or otherwise amend the definition of Majority Lenders;

(vi)                              reduce the stated amount of any fees to be paid pursuant to Article 7 of this Agreement;

(vii)                           permit any subordination of the Borrower Obligations; or

(viii)                        alter the terms of this Section 14.14(b).

(c)                                  Without the prior written consent of the Agent, no amendment to or waiver of Sections 14.1 through 14.13 or any other provision hereof to the extent it affects the rights or obligations of the Agent shall be effective.

(d)                                 No amendment to or waiver of any provision hereof to the extent it affects the rights or obligations of any Lender which is a Fronting Lender at the time of such amendment or waiver shall be effective without the prior written consent of such party.

14.15                                                                 Determination by Agent Conclusive and Binding

Any determination to be made by the Agent on behalf of or with the approval of the Lenders or the Majority Lenders under this Agreement shall be made by the Agent in good faith and, if so made, shall be binding on all parties, absent manifest error.

14.16                                                                 Adjustments among Lenders after Acceleration

(a)                                 The Lenders agree that, at any time after all indebtedness of the Borrower to the Lenders and the Agent pursuant hereto has become immediately due and payable pursuant to Section 13.1 or after the cancellation or termination of the Credit Facility, they will at any time or from time to time upon the request of any Lender through the Agent purchase portions of the availments made available by the other Lenders which remain outstanding, and make any other adjustments which may be necessary or appropriate, in order that the amounts of the availments made available by the respective Lenders which remain outstanding, as adjusted pursuant to this Section 14.16, will be in the same proportions as their respective Pro Rata Shares thereof immediately prior to such acceleration, cancellation or termination.

(b)                                 The Lenders agree that, at any time after all indebtedness of the Borrower to the Lenders and the Agent pursuant hereto has become immediately due and payable pursuant to Section 13.1 or after the cancellation or termination of the Credit Facility, the amount of any repayment made by the Borrower under this Agreement, and the amount of any proceeds of the exercise of any rights or remedies of the Lenders under the Loan Documents, which are to be applied against amounts owing hereunder as principal, will be so applied in a manner such that to the extent possible, the availments made available by the respective Lenders which remain outstanding, after giving effect to such application, will be in the same proportions as their respective Pro Rata Shares thereof immediately prior to such acceleration, cancellation or termination.

(c)                                  For greater certainty, the Lenders acknowledge and agree that, without limiting the generality of the provisions of Sections 14.16(a) and (b), such provisions will have application if and whenever any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, compensation, or otherwise) on account of any monies owing or payable by the Borrower to it hereunder in excess of its pro rata share of payments on account of monies owing by the Borrower to all the Lenders hereunder.

(d)                                 The Borrower agrees to be bound by and to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders pursuant to this Section 14.16.

14.17                                                                 Redistribution of Payment

If a Lender shall receive payment of a portion of the aggregate amount of principal and interest due to it hereunder which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due in respect of the Credit Facility (having regard to the respective Individual Commitments of the Lenders), the Lender receiving such proportionately greater payment shall purchase a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in that portion of the aggregate outstanding credit of the other Lender or Lenders so that the respective receipts shall be pro rata to their respective participation in the credits; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered from the Borrower, such purchase shall be rescinded and the purchase price paid for such participation shall be returned by such selling Lender or Lenders to the extent of such recovery, but without interest.

14.18                                                                 Distribution of Notices

With respect to each notice which is delivered to the Agent hereunder on behalf of certain of or all of the Lenders, the Agent shall provide a copy of such notice to each of such Lenders on the date it is received by the Agent if such date is a Business Day and it is received by the Agent prior to 12:00 noon (Toronto time) on such date; otherwise, the Agent shall provide a copy of such notice to each of such Lenders within one Business Day of receipt by the Agent.  The foregoing sentence shall also apply to any automatic conversion pursuant to Section 6.5 or

6.6.  With respect to each other document which is delivered to the Agent hereunder on behalf of certain of or all of the Lenders, the Agent shall provide a copy of such document to each of such Lenders within one Business Day of receipt by the Agent.

ARTICLE 15
MISCELLANEOUS

15.1                                                                        Waivers

No failure or delay by the Agent, the Lenders or the Majority Lenders in exercising any remedy, right or power hereunder or otherwise shall operate as a waiver thereof, except a waiver which is specifically given in writing by the Agent, and no single or partial exercise of any power, right or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other power, right or privilege.

15.2                                                                        Notices

All notices, demands and other communications provided for in this Agreement shall be in writing and shall be personally delivered to an officer or other responsible employee of the addressee or sent by facsimile, charges prepaid, at or to the applicable addresses or facsimile numbers, as the case may be, set opposite the party’s name on the signature page hereof (in the case of the Borrower or the Agent) or set forth in Schedule A hereto (in the case of the Lenders) or at or to such other address or addresses or facsimile number or numbers as any party hereto may from time to time designate to the other parties in such manner.  Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery was made before 4:00 p.m. (Toronto time); otherwise, it shall be deemed to have been validly and effectively given on the Business Day next following such date of delivery.  Any communication which is transmitted by facsimile as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was made before 4:00 p.m. (Toronto time); otherwise, it shall be deemed to have been validly and effectively given on the Business Day next following such date of transmission.

15.3                                                                        Severability

Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

15.4                                                                        Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

15.5                                                                        Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

15.6                                                                        Assignment

(a)                                 Neither the Loan Documents nor the benefit thereof may be assigned by the Borrower.

(b)                                 A Lender may at any time sell to one or more other Persons (“Participants”) participating interests in any credit outstanding hereunder, the commitment of the Lender hereunder or any other interest of the Lender under the Loan Documents provided such sale of a participating interest would not cause the Borrower to incur additional costs pursuant to Article 8.  For greater certainty, the aforesaid proviso shall only be applicable for so long as no Event of Default has occurred and is continuing.  In the event of any such sale by the Lender of a participating interest to a Participant, the Lender’s obligations under this Agreement to the Borrower shall remain unchanged, the Lender shall remain solely responsible for the performance thereof and the Borrower shall continue to be obligated to the Lender in connection with the Lender’s rights under this Agreement.  The Borrower agrees that each Participant shall be entitled to the benefits of Article 8 with respect to its participation hereunder; provided that no Participant shall be entitled to receive any greater amount pursuant to such Article than the Lender would have been entitled to receive in respect of the amount of the participation transferred by the Lender to such Participant had no such transfer occurred.

(c)                                  With the written consent of the Borrower (which consent shall not be required (x) in circumstances where an Event of Default has occurred and is continuing or (y) if such sale is to one or more other Lenders or to an Affiliate or Subsidiary of any of the Lenders and, in each case, a notice of the sale has been given to the Borrower) and the Agent, a Lender may at any time sell all or any part of its rights and obligations under the Loan Documents to one or more Persons (“Purchasing Lenders”), provided (prior to the occurrence and continuance of an Event of Default) such sale would not cause the Borrower to incur any additional costs pursuant to Article 8 and provided further (prior to the occurrence and continuance of an Event of Default) any partial assignment or sale shall be with respect to a minimum Individual Commitment of $10,000,000 and in integral multiples of $1,000,000 in excess thereof or such lesser amount as will result in each of the selling Lender (except if the selling Lender is assigning its entire Individual Commitment) and the Purchasing Lender having a minimum aggregate Individual Commitment of $10,000,000.  Provided an Event of Default has not occurred and is not continuing, a Purchasing Lender shall be a Canadian Qualified Lender unless such Purchasing Lender has waived its rights to the benefit of Section 8.6 and such waiver is otherwise in form and substance satisfactory to the Borrower.  Upon such sale, the Lender shall, to the extent of such sale, be released from its obligations under the Loan Documents and each of the Purchasing Lenders shall become a party to the Loan Documents to the extent of the interest so purchased.  Any such assignment by a Lender shall not be effective unless and until such Lender has paid to the Agent an assignment fee in the amount of $3,500 for each Purchasing Lender (unless the payment of such fee has been waived by the Agent), unless and until the assignee has executed an instrument substantially in the form of Schedule C hereto or otherwise in a form acceptable to such Lender, the Purchasing Lender and the Agent, whereby such assignee has agreed to be bound by the terms of the Loan Documents as a Lender and has agreed to a specific Individual Commitment and a specific address and facsimile number for the purpose of notices as provided in Section 15.2 and unless and until a copy of a fully executed copy of such instrument has been consented to by the Agent and, if no Event of Default has occurred and is continuing, consented to by the Borrower.  Upon any such assignment becoming effective, Schedule A hereto shall be deemed to be amended to include the assignee as a Lender with the specific Individual Commitment, address and facsimile number as aforesaid and the Individual Commitment of the Lender making such assignment shall be deemed to be reduced by the amount of the Individual Commitment of the assignee.  Where any such assignment occurs after the occurrence and during the continuance of an Event of Default, the Purchasing Lender, if it is not a Canadian Qualified Lender, shall make reasonable efforts to respond accurately and promptly to a question in writing of the Borrower as to the Purchasing Lender’s country of residence.

(d)                                 The Borrower authorizes the Agent and the Lenders to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial and other information in its possession concerning the Borrower which has been delivered to them by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to them by or on behalf of the Borrower in connection with their credit evaluation of the Borrower prior to entering into this Agreement, so long as any such Transferee or prospective Transferee agrees not to disclose any confidential, non-public information to any Person other than its non-brokerage Affiliates, employees, accountants or legal counsel, unless required by Law and after prior notice to the Borrower.

15.7                                                                        Entire Agreement

The Loan Documents and the agreements referred to therein and delivered pursuant thereto constitute the entire agreement between the parties hereto and supersede any prior agreements, commitment letters (including, without limitation, the Commitment Letter), undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.  For certainty, the Fee Letter shall continue in full force and effect.

15.8                                                                        Further Assurances

The Borrower shall from time to time and at all times hereafter, upon every reasonable request of the Agent, make, do, execute, and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be necessary in the opinion of the Agent for more effectually implementing and carrying out the true intent and meaning of this Agreement, the other Loan Documents or any agreement delivered pursuant hereto or thereto.

15.9                                                                        Judgment Currency

(a)                                 If, for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into a particular currency (such currency being hereinafter in this Section 15.9 referred to as the “Judgment Currency”) an amount due in another currency (such other currency being hereinafter in this Section 15.9 referred to as the “Indebtedness Currency”) under this Agreement, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding:

(i)                                     the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)                                  the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 15.9(a)(ii) being hereinafter in this Section 15.9 referred to as the “Judgment Conversion Date”).

(b)                                 If, in the case of any proceeding in the court of any jurisdiction referred to in Section 15.9(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower shall pay to the Lenders such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Indebtedness Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c)                                  Any amount due from the Borrower under the provisions of Section 15.9(b) shall be due to the judgment creditor as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(d)                                 The term “rate of exchange” in this Section 15.9 means the noon spot rate of exchange for Canadian interbank transactions applied in converting the

Indebtedness Currency into the Judgment Currency published by the Bank of Canada for the day in question.

15.10                                                                 Existing Letters.  Each New Lender hereby agrees, in exchange for the payment to it by the Existing Lenders of the fees set out in Schedule I, to indemnify any issuing Lender in accordance with its Pro Rata Share of each Existing Letter with respect to any payment that any issuing Lender is obligated to make pursuant to the terms hereof with respect thereto.  The Existing Letters shall be deemed to be outstanding under the Credit Facility.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

FORTIS INC.		FORTIS INC.

The Fortis Building
Suite 1201, 139 Water Street		By:	/s/ H. Stanley Marshall
P.O. Box 8837			Name:	H. Stanley Marshall
St. John’s, Newfoundland and Labrador			Title:	President & CEO
A1B 3T2

Attention:	Chief Financial Officer	By:	/s/ Barry V. Perry
Telefax:	(709) 737-5307		Name:	Barry V. Perry
			Title:	Vice President, Finance V CFO

THE BANK OF NOVA SCOTIA		THE BANK OF NOVA SCOTIA,
Corporate Banking - Loan Syndications		as Agent
40 King Street West, 62nd Floor
Toronto, Ontario M5W 2X6

Attention:	Managing Director	By:	/s/ Clement Yu
Telefax:	(416) 866-3329		Name:	Clement Yu
			Title:	Associate

THE BANK OF NOVA SCOTIA,
as Lender

		By:	/s/ Steve Torrens
			Name:	Steve Torrens
			Title:	Managing Director

		By:	/s/ Bradley Walker
			Name:	Bradley Walker
			Title:	Associate Director

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Raj Khanna
	Name:	Raj Khanna
	Title:	Executive Director

By:	/s/ Peter A. Mastromarini
	Name:	Peter A. Mastromarini
	Title:	Managing Director

ROYAL BANK OF CANADA

By:	/s/ Timothy P Murray
	Name:	Timothy P Murray
	Title:	Authorized Signatory

By:
Name:
Title:

BANK OF MONTREAL

By:	/s/ Peter Chauvin
	Name:	Peter Chauvin
	Title:	Vice President

By:
Name:
Title:

2

THE TORONTO-DOMINION BANK

By:	/s/ Matt Hendel
	Name:	Matt Hendel
	Title:	Managing Director

By:	/s/ Ryan Davis
	Name:	Ryan Davis
	Title:	Vice President

NATIONAL BANK OF CANADA

By:	/s/ John Niedermier
	Name:	John Niedermier
	Title:	Authorized Signatory

By:	/s/ Greg Steidl
Name: Greg Steidl
Title: Authorized Signatory

HSBC BANK CANADA

By:	/s/ Casey Coates
	Name:	Casey Coates
	Title:	Authorized Signatory

By:	/s/ Gabriella King
	Name:	Gabriella King
	Title:	Authorized Signatory

3

BANK OF TOKYO-MITSUBISHI UFJ (CANADA)

By:	/s/ Neil Ghai
	Name:	Neil Ghai
	Title:	Vice President

By:
Name:
Title:

BANK OF AMERICA, N.A. CANADA BRANCH

By:	/s/ James K.G. Campbell
	Name:	James K.G. Campbell
	Title:	Director

By:
Name:
Title:

MORGAN STANLEY BANK, N.A.

By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

By:
Name:
Title:

4